As filed with the Securities and Exchange Commission on May 10, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Carmike Cinemas, Inc.*

(Exact name of registrant as specified in its charter)

Delaware	7830	58-1469127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Daniel E. Ellis

Senior Vice President, General Counsel and Corporate Secretary

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan J. Prince

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(404) 572-4600

Approximate date of commencement of proposed sale to public: As soon as possible after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7.375% Senior Secured Notes due 2019	$210,000,000	100%	$210,000,000(1)	$24,066
Guarantees of 7.375% Senior Secured Notes due 2019	—	—	—	(2)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

SCHEDULE A

Table of Additional Registrants

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	IRS Employer Identification No.

Eastwynn Theatres, Inc.	Alabama	58–2184195
George G. Kerasotes Corporation	Delaware	37–1038023
GKC Indiana Theatres, Inc.	Indiana	35–1036995
GKC Michigan Theatres, Inc.	Delaware	37–1166849
GKC Theatres, Inc..	Delaware	37–0684570
Military Services, Inc.	Delaware	58–2222037

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2012

PROSPECTUS

Offer to Exchange

Up to $210,000,000 aggregate principal amount of our 7.375% Senior Secured Notes due 2019

(which we refer to as the new notes)

and the guarantees thereof which have been registered under the Securities Act of 1933, as amended,

for a like amount of our outstanding 7.375% Senior Secured Notes due 2019

(which we refer to as the old notes and, together with the new notes, as the notes)

and the guarantees thereof

The New Notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

•	Maturity: The new notes will mature on May 15, 2019.
•	Interest Payments: We will pay interest on the new notes semi-annually in cash, in arrears, on May 15 and November 15 of each year, starting on November 15, 2012.
•

Guarantees. The notes are fully and unconditionally guaranteed by each of our existing subsidiaries and future domestic wholly owned restricted subsidiaries, as well as by any other future subsidiaries that are guarantors under the Revolving Credit Facility (as defined herein).

•

Ranking; Security. The notes and the guarantees are secured, subject to certain permitted liens, on a second priority basis by substantially all of our and the guarantors’ current and future property and assets (including the capital stock of our current subsidiaries), other than excluded assets as described herein. The pledge of certain capital stock may be released prior to maturity as described under “Description of Notes—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities.” The notes and the guarantees rank equal in right of payment with any of our and the guarantors’ other senior indebtedness, including indebtedness under the Revolving Credit Facility. The notes and the guarantees rank senior in right of payment to any of our and the guarantors’ existing and future indebtedness that is expressly subordinated to the notes and the guarantees and are effectively senior to any unsecured indebtedness to the extent of the value of the collateral. Although the notes and the guarantees rank equal in right of payment with any of our and the guarantors’ senior indebtedness, the notes and the guarantees are effectively junior to our and the guarantors’ obligations under the Revolving Credit Facility (to the extent of the value of the collateral) and are effectively junior to any other secured indebtedness that is either secured by assets that are not collateral or secured by a prior lien on the collateral, in each case, to the extent of the value of the assets securing such indebtedness.

•

Redemption and Repurchase: On or after May 15, 2015, we may on any one or more occasions, redeem all or a part of the notes at the redemption prices described in this prospectus. At any time prior to May 15, 2015, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price described in this prospectus in an amount not to exceed the net proceeds of certain equity offerings; provided, however, at least 65% of the aggregate principal of the notes originally issued under the indenture remain outstanding immediately following the redemption. In addition, at any time prior to May 15, 2012, we may on one or more occasions redeem all or part of the notes at a redemption price equal to par value plus a “make-whole” premium. If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the notes. In each case, the redemption or repurchase price will include accrued and unpaid interest and special interest, if any, to the redemption or repurchase date.

•	The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

•

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

•

The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission (the “SEC”).

•

Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.
•	We will not receive any proceeds from the exchange offer.

The exchange offer involves risks. See “Risk factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901, Attention: Corporate Secretary, telephone number (212) 835-8500.

In order to obtain timely delivery, you must request the information no later than                    , 2012, which is five business days before the expiration date of the exchange offer.

Each broker–dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker–dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker–dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker–dealer as a result of market–making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker–dealer for use in connection with any such resale. See “Plan of Distribution.”

In this prospectus, “we,” “us” and “our” refer to Carmike Cinemas, Inc. and its subsidiaries as a combined entity unless otherwise indicated or the context requires otherwise.

Neither the SEC, any state securities commission nor any other regulatory authority has approved or disapproved the securities offered hereby, nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We own or have the rights to various trademarks, copyrights and trade names used in our business, including Carmike Cinemas® and Hollywood Connection®, the Carmike C® and its film strip design, Big D®, and Wynnsong Cinemas®. This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties’ trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” about future events or results. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. Descriptions of our objectives, goals, targets, financing plans, business and growth strategies, anticipated sources of liquidity and capital expenditures are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including but not limited to:

•	general economic conditions in our regional and national markets;
•	our ability to comply with covenants contained in the agreements that govern our indebtedness;
•	our ability to operate at expected levels of cash flow;
•	financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital;
•	our ability to meet our contractual obligations, including all outstanding financing commitments;
•	the availability of suitable motion pictures for exhibition in our markets;
•	competition in our markets;
•	competition with other forms of entertainment;
•	the effect of our leverage on our financial condition;
•	prices and availability of operating supplies;
•	the impact of continued cost control procedures on operating results;
•	the impact of asset impairments;
•	the impact of terrorist acts;
•	changes in tax laws, regulations and rates; and
•	financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of our business.

For a discussion of these risks and other uncertainties, please refer to the “Risk Factors” section in this prospectus and of our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. New risk factors can emerge from time to time. It is not possible for the us to predict all of these risks and uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our obligation to disclose material information as and when required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

ii

SUMMARY

The following summary contains basic information about us and this offering. This summary may not contain all of the information that is important to you. We urge you to read the entire prospectus and the documents to which we refer you and the documents we incorporate by reference to understand fully the terms of the new notes and this offering. Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” the “issuer,” the “Company” or “Carmike” are to the combined business of Carmike Cinemas, Inc. and its consolidated subsidiaries. Unless otherwise specified, all operating data in this prospectus is presented as of March 31, 2012.

Our Company

We are the fourth largest motion picture exhibitor in the United States. As of March 31, 2012, we owned, operated or had an interest in 236 theatres with 2,264 screens located in 35 states. We are a leader in the deployment of digital cinema in the United States. The vast majority of our theatres are equipped to provide digital cinema and, as of March 31, 2012, we had 220 theatres (93% of our theatres) with 2,135 screens (94% of our screens) operating on a digital platform. In addition, we continue to expand our 3-D cinema deployments. As of March 31, 2012, we had 212 theatres (90% of our theatres) with 753 screens (33% of our screens) equipped for 3-D.

We have a diversified portfolio of theatres serving small to mid-size non-urban markets, as we believe that these markets provide a number of competitive advantages and operating benefits, including lower operating costs and fewer alternative forms of entertainment. Our theatres are one of the primary entertainment options in many of our markets due to the absence of other compelling entertainment alternatives, such as professional sports, theme parks, and other entertainment.

Our total attendance for the year ended December 31, 2011 and the three months ended March, 2012 was 47.2 million and 12.2 million patrons, respectively. Our admissions and concession revenues were $309.8 million and $172.4 million, respectively, for the year ended December 31, 2011 and $83.3 million and $47.6 million, respectively, for the three months ended March 31, 2012.

We carefully review opportunities to build new theatres or renovate our existing theatres in small to mid-size markets. We believe that we are best positioned to benefit from building new theatres in markets in which:

•	we believe building a new theatre provides an attractive cash flow opportunity;
•	we already operate a theatre and could best protect that market from new competition by expanding our presence;
•	a film licensing zone is currently underserved by another exhibitor; or
•	we can achieve our desired return on capital.

During 2011, we opened one new build-to-suit theatre and added two auditoriums to an existing theatre. During the three months ended March 31, 2012 we opened two new build-to-suit theatres. We anticipate opening up to 3 additional new build-to-suit theatres during 2012. We will consider building additional theatres in future periods if opportunities exist where we believe constructing a new theatre would be profitable to us.

During 2011, we also added seven “Big D®” format auditoriums. Big D auditoriums include wall-to-wall screens, the latest in 7.1 surround sound and digital projection for both 2-D and 3-D features. We believe that the Big D format results in a picture quality with noticeably higher resolution. In addition, Big D auditoriums also include leather high-back seats placed for optimal viewing in a stadium seating configuration. We believe that our Big D format enhances the movie theatre experience of our audiences. As of March 31, 2012, we had 12 Big D auditoriums, including one auditorium in each of our new build-to-suit theatres opened during the first quarter of 2012. We intend to roll out additional Big D auditoriums during the remainder of 2012, including one Big D auditorium in each new build-to-suit theatre. From time to time, we convert weaker performing theatres to discount theatres for the exhibition of films that have previously been shown on a first-run basis, in order to maximize our return from those theatres and protect our market position against new competition. At December 31, 2011, we operated 18 theatres with 130 screens as discount theatres.

Acquisitions

As opportunities present themselves for consolidation among exhibitors in the United States, we evaluate each theatre circuit for the highest level of return on our investment.

On July 12, 2011, we completed our purchase of certain assets of Davis Theatres for $2.6 million. The acquisition of Davis Theatres consisted of one theatre with six screens in Dothan, Alabama. As a result of that acquisition, we are the leading movie exhibitor in that market.

On October 21, 2011, we completed our purchase of certain assets of MNM Theatres (“MNM”) for $10.8 million, including consideration that is contingent upon MNM’s earnings performance over the next three years. The purchase was consistent with our focus on taking advantage of opportunistic acquisitions. The MNM acquisition consisted of three theatres with forty screens in the Atlanta, Georgia area.

On March 30, 2012, we completed the purchase of one theatre with seven screens located in Clarion, Pennsylvania for approximately $0.7 million.

Screen Advertising

On October 14, 2010, we finalized the modification of our long-term exhibition agreement (the “Modified Exhibition Agreement”) with Screenvision Exhibition, Inc. (“Screenvision”), our exclusive provider of on-screen advertising services. The Modified Exhibition Agreement extends our exhibition agreement with Screenvision, which was set to expire on July 1, 2012, for an additional 30-year term through July 1, 2042. In connection with the Modified Exhibition Agreement, we received a cash payment of $30 million from Screenvision in January 2011. In addition, on October 14, 2010, we received, for no additional consideration, Class C membership units representing, as of that date, approximately 20% of the issued and outstanding membership units of SV Holdco, LLC (“SV Holdco”). SV Holdco is a holding company that owns and operates the Screenvision business through a subsidiary. Further, during 2011, we received approximately $10 million in screen advertising revenue under the Modified Exhibition Agreement.

Screen advertising is regarded as one of the fastest growing media segments, given that it provides local and national advertisers with a captive audience that has attractive age and income demographics. We believe our relationship with Screenvision will provide us with stable annual screen advertising revenues and a significant potential equity upside from our investment in the Screenvision business.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Attractive Market Dynamics. Our primary focus is on small to mid-size markets that offer few out-of-home entertainment alternatives. Primary competitors in these markets often are smaller chains that we believe have less ability to make capital expenditures and other theatre investments such as digital cinema and 3-D.

Operational and Financial Discipline. We generated revenues and operating income of $482.2 million and $76.0 million, respectively, for 2011, and $28.6 million and $25.6 million, respectively, for the first three months of 2012. Our solid operating performance results from our disciplined operating philosophy that centers on building high quality assets, while negotiating favorable theatre level economics, controlling operating costs and effectively reacting to economic and market changes.

Leading Market Position in Our Markets. We have a leading market share in many of the small and mid-size markets we serve. Our main competitors in many of our markets are not theatres; rather we compete with sporting events (high school or college) and other forms of entertainment.

Digital and 3-D Exhibition Leader. We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in many of our markets. During 2011, we increased the size of our circuit by adding 18 state-of-the-art screens nationwide. We currently have digital projection capabilities in 94% of our auditoriums—100% of our first-run auditoriums—and 33% of our auditoriums are equipped for 3-D. We currently have twelve Big D auditoriums in our theatres and expect to build or install several more Big D auditoriums during the remainder of 2012.

Solid Balance Sheet with Attractive Cash Flow Profile. We generate significant cash flow from operating activities as a result of several factors, including a geographically diverse and modern theatre circuit and management’s ability to control costs and effectively react to economic and market changes. Since the fourth quarter of 2007, we have made $120 million of voluntary debt prepayments and as of March 31, 2012, we had cash and cash equivalents of $16.3 million (or $72.5 million on an as adjusted basis to give effect to our recently completed underwritten public offering of 4.6 million shares of our common stock). We believe that our favorable market positioning and expected level of cash flow generation will provide us with financial flexibility.

Experienced Management Team. Our senior management team consisting of President and Chief Executive Officer S. David Passman III, Chief Financial Officer Richard B. Hare, Chief Operating Officer Fred W. Van Noy, General Counsel Daniel E. Ellis and Vice President—Film John A. Lundin, has many years of theatre operating experience, executing a focused strategy that has led to consistent operating results. This senior management team has successfully navigated us through recent industry and economic cycles, improved our financial performance and strengthened our balance sheet.

Our Strategy

We believe that our disciplined operating philosophy and experienced management team will enable us to continue to enhance our position as a leader in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions in Small and Mid-Size Markets. We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We focus on establishing and maintaining a leading position in the markets we currently serve. We also monitor economic and market trends to ensure we offer a broad range of products and prices that satisfy our patrons.

Focus on Operational Excellence. We will continue to focus on achieving operational excellence by controlling theatre operating costs and adequately training our staff while continuing to provide leading customer service. Our theatre management strategy focuses on maintaining clean and state-of-the-art facilities and aims to view details “through the eyes of our patrons.” In the past few years, we have evaluated our theatre circuit from an operational and financial performance perspective, refreshed our theatre circuit, improved our facilities and trained our staff to provide superior service to our patrons.

Further Exploit our Digital Cinema and 3-D Strategy and Improve Patrons’ Theatre Experience. Our commitment to technological innovation has resulted in us having 2,135 digital auditoriums in the United States as of March 31, 2012, 753 of which are 3-D compatible. We also plan to expand our Big D auditorium footprint in various markets throughout the United States, which offers our patrons a premium movie viewing experience.

Pursue New Builds and Acquisitions. We expect to add to our footprint through new build-to-suit theatres and acquisitions of attractive circuits. During 2011, we completed one new build-to-suit theatre and added two new auditoriums to an existing theatre and during the first three months of 2012 we opened two new build-to-suit theatres. As of March 31, 2012, we had 12 Big D auditoriums and we intend to roll out additional Big D auditoriums during the remainder of 2012, including one Big D auditorium in each new build-to-suit theatre. In addition, we expect to pursue acquisitions of small-to-mid-size circuits, building upon the experience of our team in integrating theatres and leveraging the size and scale of our platform. To this end, we completed two acquisitions during 2011, adding an additional four theatres and 46 screens and to date in 2012 have completed the acquisition of one additional theatre with seven screens.

Improve Concessions and Other Product Offerings. We are actively focusing on details throughout our circuit, primarily centering on improving the theatre experience and enhancing our strong concessions margins. During the past few years, we launched several successful concession programs, including new combos, refillable popcorn buckets, and Stimulus Tuesdays. Additionally, we have begun a program for a single point of sale for tickets and concessions and have plans to develop more “dinner and a movie” theatres that offer high-end food and recliner style seating.

Our Industry

U.S. Market. The following table presents the historical trends in U.S. box office performance for the period from 2001 to 2011 as calculated by boxofficemojo.com, a leading aggregator of theatre data:

Year	U.S. Box Office Revenues (in billions)	Attendance (in billions)	Average Ticket Price
2001	$ 8.4	1.49	$5.66
2002	$ 9.2	1.58	$5.81
2003	$ 9.2	1.53	$6.03
2004	$ 9.4	1.51	$6.21
2005	$ 8.8	1.38	$6.41
2006	$ 9.2	1.41	$6.55
2007	$ 9.7	1.40	$6.88
2008	$ 9.6	1.34	$7.18
2009	$10.6	1.41	$7.50
2010	$10.6	1.34	$7.89
2011	$10.2	1.28	$7.93
2012*	$ 2.8	0.36	$7.83

*	Through April 9, 2012.

Films leading the box office during the year ended December 31, 2011 included Harry Potter and the Deathly Hallows Part 2, Transformers: Dark of the Moon, The Twilight Saga: Breaking Dawn Part 1, The Hangover Part 2, Pirates of the Caribbean: On Stranger Tides, Fast Five, Cars 2, Thor, Rise of the Planets of the Apes, and Captain America: The First Avenger.

The film slate for 2012 currently includes The Lorax, The Hunger Games, The Amazing Spider-Man, Men in Black 3, The Avengers, Battleship, Prometheus, Brave, The Dark Knight Rises, Skyfall, The Twilight Saga: Breaking Dawn Part 2, and The Hobbit.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Stable Long-Term Box Office Trends. We believe that long-term trends in box office revenues will continue to benefit the industry. Even during the recent recession, box office revenues remained stable as consumers selected movie theatres as a preferred value for their discretionary income.

Importance of Theatrical Success. Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film can become one of the major factors in determining its success in downstream markets, such as video-on demand, network and syndicated television, pay-per-view television, and Hulu, Netflix and other Internet-based distribution services. The exhibition industry should continue to benefit from the efforts of producers and distributors to brand their motion pictures prior to and during their theatrical release.

Convenient and Affordable Form of Out-Of-Home Entertainment. Movie-going continues to be a convenient and affordable form of out-of-home entertainment, with an estimated average ticket price in the United States of $7.93 in 2011. Average prices in 2011 for other forms of out-of-home entertainment in the United States, including sporting events and theme parks, range from approximately $25.00 to $77.00 per ticket according to the Motion Picture Association of America.

Innovation with Digital Technology. Our industry began its conversion to digital projection technology during 2006, which has allowed exhibitors to expand their product offerings. Digital technology allows the presentation of 3-D content and alternative entertainment such as live and pre-recorded sports programs, the opera, concert events and special live documentaries. These additional programming alternatives may expand the industry’s customer base and increase attendance for exhibitors.

Corporate Information

Carmike Cinemas, Inc. was organized as a Delaware corporation in April 1982 in connection with the leveraged buy-out of our predecessor, the Martin Theatres circuit. We are listed on the NASDAQ Global Market under the symbol “CKEC.” Our principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901, and our telephone number is (706) 576-3400. Our website address is www.carmike.com. The information on our website does not constitute part of this prospectus.

THE EXCHANGE OFFER

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section entitled “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes of each series, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes of the same series, which have not been registered under the Securities Act. We issued the old notes on April 27, 2012.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	We sold the old notes on April 27, 2012 to Macquarie Capital (USA) Inc. and Raymond James & Associates, Inc., the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the old notes that requires us to conduct this exchange offer (the “Registration Rights Agreement”).

Subject to certain limitations, you have the right under the Registration Rights Agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see “The Exchange Offer—Exchange Offer Procedures.”

Consequences of Failure to Exchange	If you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will be subject to the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Upon completion of the exchange offer, we will generally have no further obligations to register, and we do not currently plan to register, the old notes under the Securities Act. See “Risk Factors—If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See “The Exchange Offer—Expiration Date; Extension; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including, if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

Procedures for Tendering Old Notes	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See “The Exchange Offer—Exchange Offer Procedures.” If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

By accepting the exchange offer, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

•

you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes of the same series that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

•	it is not acting on behalf of any person who could not truthfully and completely make the representations above.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in “The Exchange Offer—Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section “The Exchange Offer—Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section “Use of Proceeds.”

Material U.S. Federal Income Tax Consequences	Your participation in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Material U.S. Federal Income Tax Consequences of the Exchange Offer.”

THE OFFERING

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of Notes” section of this prospectus, which contains a more detailed description of the terms and conditions of the new notes.

Issuer	Carmike Cinemas, Inc.

Notes Offered	$210,000,000 aggregate principal amount of 7.375% Senior Secured Notes due 2019.

Maturity Date	The new notes will mature on May 15, 2019.

Interest	The new notes will bear interest at a rate of 7.375% per annum.

No interest will be paid on either the new notes or the old notes at the time of the exchange. The new notes will accrue interest from and including the issue date of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on such old notes at the time of the exchange. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date of the exchange offer.

Interest Payment Dates	May 15 and November 15 of each year, commencing November 15, 2012.

Note Guarantees	Our obligations under the new notes will be fully and unconditionally guaranteed on a joint and several basis by our existing subsidiaries and our future domestic wholly owned restricted subsidiaries, as well as by any other future subsidiaries that are guarantors under the Revolving Credit Facility. Each guarantor’s guarantee will be a senior secured obligation of that guarantor. If we cannot make payments on the new notes when they are due, the guarantors must make the payments instead.

Security	The new notes and the guarantees will be secured, subject to permitted liens, on a second priority basis by substantially all of our and the guarantors’ current and future property and assets (including the capital stock of our current subsidiaries), other than excluded assets as described herein. The pledge of capital stock and certain other assets may be released in certain instances as described under “Description of Notes—Collateral Trust Agreement—Release of Liens on Collateral.”

Collateral Trust Agreement	The collateral trustee has entered into a collateral trust agreement with Macquarie US Trading LLC, as agent under the Revolving Credit Facility, acknowledged by us and the guarantors, that will govern the relationship of holders of the new notes (and the holders of any future second lien debt) and the lenders under the Revolving Credit Facility with respect to the collateral and certain other matters. See “Description of Notes—Collateral Trust Agreement.”

Ranking	The new notes and the guarantees will be our and the guarantors’ senior secured obligations secured to the extent described above. The new notes and the guarantees rank:

•	pari passu in right of payment with any of our and the guarantors’ senior indebtedness, including indebtedness under the Revolving Credit Facility;

•	effectively senior to our and the guarantors’ unsecured senior indebtedness to the extent of the value of the collateral;
•	senior in right of payment to any existing and future indebtedness of ours and the guarantors that is expressly subordinated to the new notes and the guarantees;

•

effectively junior to our and the guarantors’ obligations under the Revolving Credit Facility (to the extent of the value of the collateral) and to any of our and the guarantors’ other secured indebtedness which is either secured by assets that are not collateral or secured by a prior lien on the collateral, in each case, to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to existing and future indebtedness, preferred stock and other liabilities of any of our future subsidiaries that are not guarantors of the new notes.

Optional Redemption	On or after May 15, 2015, we may on any one or more occasions, redeem all or part of the new notes at the redemption prices set forth under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the redemption date.

At any time prior to May 15, 2015, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding after such redemption. In addition, at any time prior to May 15, 2012, we may on any one or more occasions redeem all or part of the new notes at a redemption price equal to 100% of the principal amount of the new notes redeemed, plus the applicable premium as of, and accrued and unpaid interest and special interest, if any, to the date of redemption.

See “Description of Notes—Optional Redemption.”

Mandatory Redemption	The new notes will not be subject to any mandatory redemption or sinking fund provisions.

Change of Control Offer

If certain changes of control occur, each holder of the new notes will have the right to require us to repurchase all or any part of their new notes at a purchase price of 101% of the principal amount of such notes, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. The term “Change of Control” is defined under “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of Notes,” we must use the excess proceeds from such asset sales to offer to repurchase the new notes at a repurchase price equal to 100% of the principal amount of the new notes repurchased, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;
•	create liens;

•	designate our subsidiaries as unrestricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Notes—Certain Covenants.”

No Established Trading Market	The new notes are a new issue of securities with no established trading market. The new notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the new notes will develop. If an active or liquid trading market for the new notes does not develop, the market price and liquidity of the new notes may be adversely affected.

Form and Denominations	The new notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess thereof. The new notes will be registered in the name of a nominee of DTC.

Use of Proceeds	We will not receive any cash from the issuance of the new notes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before investing in the new notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding: (1) pre-tax earnings or loss from continuing operations before adjustment for income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; and (4) distributed income of equity investees and by subtracting capitalized interest. Fixed charges consist of the sum of (1) interest expense on long-term and short-term debt, including amortization of deferred debt cost; (2) capitalized interest; and (3) one-third of rental expense, which represents an estimate of rents representative of interest. Fixed charges includes the amounts previously outstanding under our former senior secured credit facilities, which we refer to in this prospectus as our “Former Credit Facility,” and which consisted of (1) a term loan with an aggregate principal amount of $199.7 outstanding as of March 31, 2012 and (2) a revolving credit facility providing for borrowings of up to $30.0 million, of which no amounts were outstanding as of March 31, 2012. All amounts outstanding under our Former Credit Facility were repaid upon consummation of the offering of the old notes. Fixed charges have not been adjusted to give effect to the offering of the old notes. Earnings were insufficient to cover fixed charges by $17.9 million, $8.5 million, $13.3 million, $14.9 million, $40.4 million, and $121.1 million for the three months ended March 31, 2011 and the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively.

	Three Months Ended March 31,			Year Ended December 31,
	2012	2011		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	1.33x	(0.3	)x	0.84x	0.76x	0.71x	0.3x	(0.86	)x

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The table below sets forth certain of our selected historical consolidated financial data as of and for the periods indicated. The consolidated historical statements of operations data and statements of cash flows data for the years ended December 31, 2011, 2010 and 2009, and balance sheet data as of December 31, 2011 and 2010 below have been derived from our audited consolidated financial statements incorporated herein by reference. The consolidated historical financial statements of operations data and statements of cash flows data for the years ended December 31, 2008 and 2007 and the balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements and the related notes that are not incorporated herein by reference. The historical consolidated statements of operations data and statements of cash flows data for the three months ended March 31, 2012 and 2011 and balance sheet data as of March 31, 2012 below have been derived from our unaudited consolidated financial statements, which are incorporated herein by reference, but include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and accruals, necessary for fair presentation of such data. Our results of operations for the first quarter of fiscal 2012 may not be indicative of results that may be expected for the full year.

On July 12, 2011, we completed our purchase of certain assets of Davis Theatres for $2.6 million. On October 21, 2011 we completed our purchase of certain assets of MNM Theatres for $10.8 million. The summary historical consolidated financial information for the year ended December 31, 2011 does not include contributions from these acquisitions prior to the respective dates of acquisition.

On March 30, 2012, we completed our purchase of certain assets from Destinta Theatres for approximately $0.7 million. The summary historical consolidated information for the three months ended March 30, 2012 does not include contributions from this acquisition prior to March 31, 2012.

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in millions, except per share, share and operating data)	2012	2011	2011	2010	2009	2008	2007
Statement of Operations Data:
Revenues:
Admissions	$83.2	$61.1	$309.8	$325.3	$341.5	$308.0	$312.5
Concessions and other	47.6	34.7	172.4	162.7	167.0	158.1	162.5

Total operating revenues	130.8	95.8	482.2	488.0	508.5	466.1	475.0
Operating costs and expenses:
Film exhibition costs	43.5	32.1	167.4	179.7	189.0	168.7	172.1
Concession costs	5.6	3.9	19.9	17.8	17.2	17.1	16.9
Other theatre operating costs	52.6	49.0	203.0	209.5	207.6	189.8	187.6
General and administrative expenses	5.0	4.7	19.1	17.6	16.1	19.4	21.7
Severance agreement charges	—	—	0.8	—	5.5	—	—
Depreciation and amortization	7.8	7.8	32.3	31.8	33.9	37.1	39.1
Loss (gain) on sale of property and equipment	0.3	—	0.3	(0.7)	(0.4)	(1.4)	(1.4)
Write-off of note receivable	—	—	0.8	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—	38.2
Impairment of long-lived assets(1)	1.5	0.2	3.5	8.0	17.5	36.1	22.7

Total operating costs and expenses	116.3	97.7	447.1	463.7	486.4	466.8	496.9

Operating income (loss)	14.5	(1.9)	35.1	24.3	22.1	(0.7)	(21.9)
Interest expense	8.3	9.2	34.1	36.0	33.1	40.8	47.9
Gain on sale of investments	—	—	—	—	—	(0.5)	(1.7)
Loss on extinguishment of debt	—	—	—	2.6	—	—	—

	Three Months Ended March 31,		Year Ended December 31,
(Amounts in millions, except per share, share and operating data)	2012	2011	2011	2010	2009	2008	2007
Income (loss) before income tax and income from unconsolidated affiliates	6.2	(11.1)	1.0	(14.3)	(11.0)	(41.0)	(68.1)
Income tax expense (benefit)(2)	2.4	6.5	10.3	(0.6)	4.2	0.4	55.9
Income (loss) from unconsolidated affiliates	(0.5)	(0.8)	1.8	1.2	—	—	—
Loss before discontinued operations	3.3	18.4	(7.5)	(12.5)	(15.2)	(41.4)	(124.0)

Loss from discontinued operations, net of tax	0.1	—	(0.2)	(0.1)	(0.2)	—	(3.0)

Net income (loss)	$3.2	$(18.4)	$(7.7)	$(12.6)	$(15.4)	$(41.4)	$(127.0)

Weighted average shares outstanding (in thousands)
Basic	12,824	12,784	12,807	12,751	12,678	12,661	12,599
Diluted	12,942	12,784	12,807	12,751	12,678	12,661	12,599
Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.26	$(1.44)	$(0.59)	$(0.98)	$(1.20)	$(3.22)	$(9.79)
Loss from discontinued operations, net of tax	$(0.01)	$—	$(0.01)	$(0.01)	$(0.02)	$(0.05)	$(0.28)
Net income (loss)	$0.25	$(1.44)	$(0.60)	$(0.99)	$(1.22)	$(3.28)	$(10.08)
Dividends declared per share	$—	$—	$—	$—	$—	$0.35	$0.70

	Three Months Ended March 31,		Year Ended December 31,
Amounts in millions, except per share, share and operating data)	2012	2011	2011	2010	2009	2008	2007

Balance Sheet Data (at period end):
Cash and cash equivalents	$16.3		$13.6	$13.1	$25.7	$10.9	$22.0
Property and equipment, net of accumulated depreciation(1)	351.7		355.9	368.2	390.6	431.8	497.3
Total assets	420.8		422.9	454.8	454.0	483.5	568.0
Total debt(3)	314.7		315.4	353.4	369.1	392.3	421.7
Accumulated deficit	(282.1)		(285.3)	(277.6)	(265.1)	(249.6)	(208.2)
Total stockholders’ (deficit) equity	(1.9)		(5.6)	0.1	11.3	25.2	69.0

Other Financial Data:
Net cash provided by operating activities	$10.0	$23.6	$69.9	$27.7	$49.9	$25.1	$37.0
Net cash (used in) provided by investing activities	(6.3)	(2.3)	(29.6)	(12.9)	(10.5)	0.6	(10.4)
Net cash used in financing activities	(0.9)	(16.7)	(39.7)	(27.5)	(24.5)	(36.8)	(30.6)
Capital expenditures	$6.0	$3.0	$19.3	$16.9	$13.5	$11.7	$22.7

Operating Data:
Theatres at period end	236	236	237	239	244	250	264
Screens at period end	2,264	2,223	2,254	2,236	2,277	2,287	2,349
Average screens in operation	2,259	2,229	2,230	2,266	2,285	2,309	2,401
Average screens per theatre	9.6	9.4	9.5	9.4	9.2	9.0	8.7
Total attendance (in thousands)	12,183	9,399	47,177	47,909	52,702	49,872	55,089
Average admissions per patron	$6.84	$6.53	$6.57	$6.85	$6.52	$6.32	$5.89
Average concessions and other sales per patron	$3.91	$3.72	$3.66	$3.43	$3.21	$3.24	$3.05
Average attendance per screen	5,394	4,216	21,155	21,140	23,070	21,598	22,949

(1)	See the notes to our annual consolidated financial statements incorporated by reference in this prospectus with respect to impairments of long-lived assets.
(2)	During the quarter ended June 30, 2007, we determined that it is more likely than not that our deferred tax assets would not be realized in the future and accordingly we provided a valuation allowance against our deferred tax assets of $55.9 million.
(3)	Includes current maturities of long-term indebtedness, capital lease obligations and financing obligations.

RISK FACTORS

An investment in the new notes involves a high degree of risk. In addition to other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in the new notes. If any of the following risks actually occur, our business, financial condition, operating results and cash flow could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and principal on the new notes. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”

Risks Related to Our Business

Our business will be adversely affected if there is a decline in the number of motion pictures available for screening or in the appeal of motion pictures to our patrons.

Our business depends to a substantial degree on the availability of suitable motion pictures for screening in our theatres and the appeal of such motion pictures to patrons in our specific theatre markets. Our results of operations will vary from period to period based upon the number and popularity of the motion pictures we show in our theatres. A disruption in the production of motion pictures by, or a reduction in the marketing efforts of, the major studios and/or independent producers, a lack of motion pictures, the poor performance of motion pictures in general or the failure of motion pictures to attract patrons in our theatre markets will likely adversely affect our business and results of operations.

We may not generate sufficient cash flow to meet our needs.

Our ability to service our indebtedness and to fund potential acquisitions and capital expenditures for theatre construction, expansion or renovation will require a significant amount of cash, which depends on many factors beyond our control.

In addition, we may have difficulty obtaining financing for new development on terms that we find attractive. Traditional sources of financing new theatres through landlords may be unavailable.

The opening of large multiplexes by our competitors and the opening of newer theatres with stadium seating in certain of our markets have led us to reassess a number of our theatre locations to determine whether to renovate or to dispose of underperforming locations. Further advances in theatre design may also require us to make substantial capital expenditures in the future or to close older theatres that cannot be economically renovated in order to compete with new developments in theatre design.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth will be realized or that future capital will be available for us to fund our capital expenditure needs.

Our business is subject to significant competitive pressures.

Large multiplex theatres, which we and some of our competitors have built, have tended to and are expected to continue to draw audiences away from certain older theatres, including some of our theatres. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre. Over the last several years, we and many of our competitors have closed a number of theatres. Our competitors or smaller entrepreneurial developers may purchase or lease these abandoned buildings and reopen them as theatres in competition with us.

We face varying degrees of competition from other motion picture exhibitors with respect to licensing films, attracting customers, obtaining new theatre sites and acquiring theatre circuits. In those areas where real estate is readily available, there are few barriers preventing competing companies from opening theatres near one of our existing theatres. Competitors have built and are planning to build theatres in certain areas in which we operate. In the past, these developments have resulted and may continue to result in excess capacity in those areas, adversely affecting attendance and pricing at our theatres in those areas. Even where we are the only exhibitor in a film licensing zone (and therefore do not compete for films), we still may experience competition for patrons from theatres in neighboring zones. There have also been a number of consolidations in the film exhibition industry, and the impact of these consolidations could have an adverse effect on our business if greater size would give larger operators an advantage in negotiating licensing terms.

Our theatres also compete with a number of other motion picture delivery systems including network, cable and satellite television, DVDs, as well as video-on-demand, pay-per-view services and downloads via the Internet. While the impact of these alternative types of motion picture delivery systems on the motion picture exhibition industry is difficult to determine precisely, there is a risk that they could adversely affect attendance at motion pictures shown in theatres.

Our ability to attract patrons is also affected by (1) the DVD release window, which is the time between the release of a film for play in theatres and when the film is available on DVD for general public sale or rental and (2) the video-on-demand release window, which is the time between the release of a film for play in theatres and when the film is available on video-on-demand services for public viewing. Each of these release windows has been narrowing over the past several years. For example, we believe the DVD and video-on-demand release windows currently average approximately four months. It is also possible that these release windows could shorten in the near future. If these release windows continue to shorten, it might impact our ability to attract patrons to our theatres.

Future release windows may also shorten with the introduction of premium video-on-demand (“premium VOD”). Premium VOD would allow movie studios to make movies available to customers at an increased price as soon as 30-60 days after release to the theatres. To date, few titles have been released through premium VOD. However, if movie studios increase the number of titles released through premium VOD, it might decrease our ability to draw patrons to our theatres.

Theatres also face competition from a variety of other forms of entertainment competing for the public’s leisure time and disposable income, including sporting events, concerts, live theatre and restaurants.

Our revenues vary significantly depending upon the timing of the motion picture releases by distributors.

Our business is seasonal, with a disproportionate amount of our revenues generated during the summer months and year-end holiday season. While motion picture distributors have begun to release major motion pictures more evenly throughout the year, the most marketable motion pictures are usually released during the summer months and the year-end holiday season, and we usually generate more revenue and cash flows during those periods than in other periods during the year. As a result, the timing of motion picture releases affects our results of operations, which may vary significantly from quarter to quarter and year to year. If we do not adequately manage our theatre costs of operations, it could significantly affect our cash flow and potential for future growth.

Patrons may not perceive the value of viewing films in 3-D.

If the quality of 3-D films released by studios declines or customers lose interest in 3-D, customers may not perceive that the value of viewing a film in 3-D outweighs the incremental cost. This may adversely affect our ability to generate additional revenue from the digital and 3-D movie experience.

Deterioration in our relationships with any of the major film distributors could adversely affect our access to commercially successful films and could adversely affect our business and results of operations.

Our business depends to a significant degree on maintaining good relationships with the major film distributors that license films to our theatres. Deterioration in our relationships with any of the major film distributors could adversely affect our access to commercially successful films and adversely affect our business and results of operations. In addition, because the distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases, we cannot ensure a supply of motion pictures by entering into long-term arrangements with major distributors. Rather, we must compete for licenses on a film-by-film and theatre-by-theatre basis and are required to negotiate licenses for each film and for each theatre individually.

Negative economic conditions could adversely affect our business and financial results by reducing amounts consumers spend on attending movies and purchasing concessions.

Our business depends on consumers voluntarily spending discretionary funds on leisure activities. Movie theatre attendance and concessions sales may be affected by prolonged negative trends in the general economy that adversely affect consumer spending. Our customers may have less money for discretionary purchases because of negative economic conditions such as job losses, foreclosures, bankruptcies, sharply falling home prices, reduced availability of credit and other matters, resulting in a decrease in consumer spending or causing consumers to shift their spending to alternative forms of entertainment. This may affect the demand for movies or severely impact the motion picture production industry such that our business and operations could be adversely affected.

Labor disputes in the motion picture industry may adversely affect our business.

Any disruption in the production or distribution of motion pictures related to disputes between film producers and film actors or other labor disputes in the motion picture industry could adversely affect our business and results of operations.

We rely heavily on computer systems to operate our business and a failure of these systems could harm our business.

We depend on IQ-2000, our proprietary computer system, to operate our business and issue tickets to patrons at our theatres. A substantial system failure could restrict our ability to issue tickets timely to our patrons and could reduce the attractiveness of our services and cause our patrons to attend another theatre. In addition, we rely on IQ-2000 to centralize most theatre-level administrative functions at our corporate headquarters such as coordinating payroll, tracking theatre invoices, generating operating reports to analyze film performance and theatre profitability, and generating information to quickly detect theft. Disruption in, changes to, or a breach of the IQ-2000 system could result in the loss of important data, an increase of our expenses and a possible temporary cessation of our operations.

In 2011, we began implementing a new point-of-sale system. The new point-of-sale system will provide similar functionality as IQ-2000 but will provide management with improved data tracking, trend analysis and reporting capabilities. As of December 31, 2011, our new point-of-sale system has been rolled out to a limited number of theatres. Due to the limited number of theatres converted to the new point-of-sale system in 2011, we do not believe that a material change to internal control over financial reporting has occurred in 2011. We intend to complete the rollout of the new point-of-sale system in 2012. Errors encountered in the transition from IQ-2000 to the new point-of-sale system could result in the loss of important data, an increase of our expenses and a possible temporary cessation of our operations.

Failure to protect our information systems against cyber attacks or information security breaches could have a material adverse effect on our business.

Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber attacks. A failure in or breach of our information systems as a result of cyber attacks or information security breaches could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses. As cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures or to investigate and remediate any information security vulnerabilities.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Compliance with the ADA could require us to incur significant capital expenditures and litigation costs in the future.

The Americans with Disabilities Act (the “ADA”) and certain state statutes and local ordinances, among other things, require that places of public accommodation, including both existing and newly constructed theatres, be accessible to customers with disabilities. The ADA requires that theatres be constructed to permit persons with disabilities full use of a theatre and its facilities. The ADA may also require that certain modifications be made to existing theatres in order to make them accessible to patrons and employees who are disabled.

We are aware of several lawsuits that have been filed against other motion picture exhibitors by disabled moviegoers alleging that certain stadium seating designs violate the ADA. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

We are subject to other federal, state and local laws which limit the manner in which we may conduct our business.

Our theatre operations are subject to federal, state and local laws governing matters such as construction, renovation and operation of our theatres as well as wages, working conditions, citizenship and health and sanitation requirements and licensing. While we believe that our theatres are in material compliance with these requirements, we cannot predict the extent to which any future laws or regulations that regulate employment matters will impact our operations. At December 31, 2011, approximately 52% of our hourly employees were paid at the federal minimum wage and, accordingly, the minimum wage largely determines our labor costs for those employees. Increases in the minimum wage will increase our labor costs.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

As of December 31, 2011 after applying Internal Revenue Code (“IRC”) Section 382 limitations, we had $33.1 million of federal and state operating loss carryforwards with which to offset our future taxable income. The federal and state net operating loss carryforwards will begin to expire in the year 2020. If these loss carryforwards are unavailable for our use in future periods, this may adversely affect our results of operations and financial position.

We experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the fourth quarter of 2008. This ownership change has and will continue to subject our net operating loss carryforwards to an annual limitation, which will significantly restrict our ability to use them to offset our taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of our stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.

We determined that at the date of the ownership change, we had a net unrealized built-in loss (“NUBIL”). The NUBIL was determined based on the difference between the fair market value of our assets and their tax basis as of the ownership change date. Because of the NUBIL, certain deductions recognized during the five-year period beginning on the date of the IRC Section 382 ownership change (the “recognition period”) are subject to the same limitation as the net operating loss carryforwards. The amount of disallowed realized built-in-losses

(“RBILs”) could increase if we dispose of assets with built-in losses at the ownership change date within the recognition period.

An ownership change was also deemed to have occurred during the second quarter of 2011. We are still analyzing the impact of the change, but we do not believe this change will further limit our ability to utilize our net operating loss carryforwards.

Disruption or non-renewal of our relationship with our primary concession suppliers could harm our margins on concessions.

We purchase substantially all of our concession supplies, except for beverage supplies, as well as janitorial supplies from Showtime Concession, and we are by far its largest customer. In return for our concession supplies, we pay Showtime Concession at contractual prices that are based on the type of concession supplied. Our current agreement with Showtime Concession will expire on December 31, 2012. If this relationship were disrupted or not renewed, we could be forced to negotiate a number of substitute arrangements with alternative vendors which are likely to be, in the aggregate, less favorable to us than the current arrangement.

We purchase most of our beverage supplies from The Coca-Cola Company. Our current agreement with The Coca-Cola Company expires on December 31, 2013. Under the agreement, The Coca-Cola Company may raise beverage supply costs up to 10% annually through the term of the agreement. Our margins on concessions revenue may decline to the extent we are unable to pass on increases in our concession costs to our customers in a rate at or near the rate of cost increases.

Our development of new theatres poses a number of risks.

We plan to continue to expand our operations through the development of new theatres and the expansion of existing theatres. We anticipate our development activities in 2012 will consist of up to eight theatres. Developing new theatres requires a significant amount of time and resources and poses a number of risks. Construction of new theatres may result in cost overruns, delays or unanticipated expenses related to zoning or tax laws. Contractors may have difficulty in obtaining financing for construction. Desirable sites for new theatres may be unavailable or expensive, and the markets in which new theatres are located may deteriorate over time. Additionally, the market potential of new theatre sites cannot be precisely determined, and our theatres may face competition in new markets from unexpected sources. Newly constructed theatres may not perform up to our expectations.

We face significant competition for potential theatre locations and for opportunities to acquire existing theatres and theatre circuits. Consequently, we may be unable to add to our theatre circuit on terms we consider acceptable.

If we determine that assets are impaired, we will be required to recognize a charge to earnings.

The opening of large multiplexes and theatres with stadium seating by us and certain of our competitors has tended to, and is expected to continue to, draw audiences away from certain older theatres, including some of our theatres. In addition, demographic changes and competitive pressures can lead to the impairment of a theatre.

We perform our theatre impairment analysis at the individual theatre level, the lowest level of independent, identifiable cash flow. We review all available evidence when assessing long-lived assets for potential impairment, including negative trends in theatre-level cash flow, the impact of competition, the age of the theatre and alternative uses of the assets. Our evaluation of negative trends in theatre-level cash flow considers seasonality of the business, with significant revenues and cash flow being generated in the summer and year-end holiday season. Absent any unusual circumstances, we evaluate new theatres for potential impairment only after such theatres have been open and operational for a sufficient period of time to allow the market to mature.

When an impairment indicator or triggering event has occurred, we estimate future, undiscounted theatre-level cash flow using assumptions based on historical performance and our internal budgets and projections, adjusted for market specific facts and circumstances. If the undiscounted cash flow is not sufficient to support recovery of the asset group’s carrying value, an impairment loss is recorded in the amount by which the carrying value exceeds estimated fair value of the asset group. Fair value is determined primarily by discounting the estimated future cash flow, at a rate commensurate with the related risk. Significant judgment is required in estimating future cash flow, and significant assumptions include attendance levels, admissions and concessions pricing and the weighted average cost of capital. Accordingly, actual results could vary significantly from such estimates. We had long-lived asset impairment charges, from our continuing operations, in each of the last five fiscal years totaling $87.8 million. For fiscal years 2011, 2010 and 2009, our impairment charges from our continuing operations were $3.5 million, $8.0 million and $17.5 million, respectively, and we recorded impairment charges of $1.5 million in the three months ended March 31, 2012.

Our business makes us vulnerable to future fears of terrorism.

If future terrorist incidents or threats cause our customers to avoid crowded settings such as theatres, our attendance would be adversely affected.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud and our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, that alternative reasoned judgments can be drawn, or that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Risks Related to the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow, our ability to operate our business and our ability to satisfy our obligations under the notes.

On April 27, 2012, we completed the offering of $210.0 million in aggregate principal amount of the old notes and utilized the net proceeds from such offering to refinance all of the indebtedness outstanding under the Former Credit Facility and to pay related fees and expenses. Concurrently with the closing of the offering of the old notes, we entered into a new $25.0 million senior secured revolving credit facility with affiliates of Macquarie Capital (USA) Inc. and Raymond James & Associates, Inc. as lenders that will mature in April 2016, which we refer to as the “New Revolving Credit Facility” in this prospectus. See “Description of Certain Indebtedness—Revolving Credit Facility.”

As of March 31, 2012, after giving effect to the issuance of the old notes and the repayment of our Former Credit Facility we would have had approximately $326.2 million of indebtedness outstanding (which does not reflect amounts that may be borrowed under our Revolving Credit Facility), all of which would have been secured, and we would have had approximately $25.0 million available for borrowings under the Revolving Credit Facility, subject to meeting customary borrowing conditions. We also have, and will continue to have, significant lease obligations. As of March 31, 2012, our total operating, capital and financing lease obligations with terms over one year totaled $623.8 million. Our substantial amount of indebtedness could have important consequences for you. For example, it could:

•	increase our vulnerability to adverse economic, industry or competitive developments;
•

result in an event of default if we fail to satisfy our obligations with respect to the notes or other debt or fail to comply with the financial and other restrictive covenants contained in the Revolving Credit Facility and the indenture governing the notes or agreements governing our other indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on our assets securing such debt;

•

require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to the notes;
•	increase our cost of borrowing;
•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limit our ability to service our indebtedness, including the notes;
•	limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate purposes;
•

limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage to less highly leveraged competitors who may be able to take advantage of opportunities that our leverage prevents us from exploiting; and

•

prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the notes.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects or ability to satisfy our obligations under the notes.

In addition, borrowings under the Revolving Credit Facility will bear interest at variable rates. If we were to borrow funds under the Revolving Credit Facility and these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection for this risk.

Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including additional secured debt. Our Revolving Credit Facility provides for borrowings of up to $25.0 million. All of the borrowings under the Revolving Credit Facility are secured by liens that rank senior to the liens of the noteholders on the collateral. Although the credit agreement governing the Revolving Credit Facility and the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. Under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial, and could be secured by liens that rank senior to the liens of the noteholders on the collateral. Moreover, if we incur any additional indebtedness secured by liens that rank equally with those securing the notes, the holders of such indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us and we cannot assure you any collateral would be sufficient to cover all obligations. In addition, the indenture governing the notes and the agreement governing the Revolving Credit Facility do not prevent us from incurring obligations that do not constitute indebtedness thereunder. If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with our substantial indebtedness described above, including our possible inability to secure our debt, will increase.

We may not be able to generate sufficient cash to service the notes or our other indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on the notes or our other indebtedness.

If our cash flows and capital resources are insufficient to meet our debt service obligations or to fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures or sell material assets or operations. We cannot assure you that we would be able to refinance or restructure our indebtedness, obtain equity capital or sell assets or operations on commercially reasonable terms or at all. In addition, the terms of existing or future debt instruments, including the indenture governing the notes, may limit or prevent us from taking any of these actions. Our inability to take these actions and to generate sufficient cash flow to satisfy our debt service and other obligations could have a material adverse effect on our business, results of operation and financial condition, as well as on our ability to satisfy our obligations in respect of the notes.

If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing such outstanding indebtedness. If such a default were to occur, the lenders under such indebtedness could elect to declare all amounts outstanding under it immediately due and payable, and in the case of the Revolving Credit Facility, the lenders would not be obligated to continue to advance funds under the Revolving Credit Facility. If the amounts outstanding under our debt were accelerated, it could cause an event of default under other indebtedness or allow other indebtedness to be accelerated. We cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to holders of notes if any indebtedness were accelerated.

The indenture governing the notes and the credit agreement governing the Revolving Credit Facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture governing the notes and the credit agreement governing the Revolving Credit Facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or guarantee obligations;
•	issue certain preferred stock or redeemable stock;
•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;
•	make certain investments or acquisitions;
•	sell, transfer or otherwise convey certain assets;
•	create or incur liens or other encumbrances;
•	prepay, redeem or repurchase debt (including the notes) prior to stated maturities;
•	designate our subsidiaries as unrestricted subsidiaries;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	enter into a new or different line of business; and
•	enter into certain transactions with our affiliates.

In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

The covenants described above are subject to important exceptions and qualifications and, with respect to the notes, are described under the heading “Description of Notes—Certain Covenants” and, with respect to the Revolving Credit Facility, are described under the heading “Description of Certain Indebtedness—Revolving Credit Facility” in this prospectus. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. As a result, we cannot assure you that we will be able to comply with these covenants. A breach of any of the covenants contained in the indenture governing the notes or in the credit agreement governing the Revolving Credit Facility, including our inability to comply with any financial covenants, could result in an event of default, which would allow the noteholders or the lenders under the Revolving Credit Facility, as the case may be, to declare all borrowings outstanding to be due and payable under such indebtedness, which would in turn trigger an event of default under other indebtedness. At maturity or in the event of an acceleration of payment obligations, we would likely be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements or at all, or face bankruptcy. If we are unable to refinance our indebtedness or find alternative means of funding, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy. Further, if we are unable to repay, refinance or restructure our secured indebtedness, the holder of such debt could proceed against the collateral securing that indebtedness.

Certain of our assets are subject to senior priority security interests on collateral that secures the notes on a junior basis. Therefore, your ability to receive payments on the notes is subject to the prior satisfaction of all of the obligations secured by the senior priority security interests, to the extent of the value of such collateral.

Obligations under the Revolving Credit Facility and any future indebtedness sharing in the first priority liens with lenders under the collateral trust agreement are secured by a first priority lien on substantially all of our and the guarantors’ assets, subject to certain exceptions and permitted liens. The notes and the guarantees are secured by a second priority lien on substantially the same assets. See “Description of Notes—Security.” Any rights to payment and claims by the holders of the notes are, therefore, subject to the rights to payment or claims by our lenders under the Revolving Credit Facility and/or any such future indebtedness with respect to distributions or proceeds of such collateral. Only when our obligations under the Revolving Credit Facility and any such future indebtedness are satisfied in full will the proceeds of certain assets be available to repay the notes. As a result, the notes are effectively subordinated in right of payment to indebtedness under the Revolving Credit Facility and any such other indebtedness secured by a first priority lien on such assets, to the extent of the realizable value of such assets. Furthermore, the collateral securing the notes and the guarantees is subject to liens permitted under the terms of the indenture governing the notes, whether arising before or after the issue date of the notes. The existence of any permitted liens could adversely affect the value of the collateral securing the notes and the guarantees, as well as the ability of the collateral trustee to realize or foreclose on such collateral.

The notes are effectively subordinated to the debt of our non-guarantor subsidiaries, if any.

Although the notes are fully and unconditionally guaranteed on a senior secured basis by each of our existing subsidiaries and our future domestic wholly owned restricted subsidiaries, they will not be guaranteed by any future unrestricted subsidiaries, foreign subsidiaries or non-wholly owned subsidiaries that do not guarantee the Revolving Credit Facility. As a result of this structure, the notes are effectively subordinated to all other indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay you until all other claims against that subsidiary, including trade payables, have been fully satisfied.

The collateral trust agreement entered into in connection with the indenture governing the notes may limit the rights of the holders of the notes and their control with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the collateral securing the Revolving Credit Facility on a first priority basis are substantially limited pursuant to the terms of the collateral trust agreement. Under the collateral trust agreement, if amounts or commitments remain outstanding under the Revolving Credit Facility, actions taken in respect of collateral securing our obligations under the Revolving Credit Facility on a first priority basis, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first priority liens, subject to certain limitations. As a result, the collateral trustee, on behalf of the holders of the notes and any future second lien debt, may not have the ability to control or direct these actions, even if the rights of the holders of the notes and any future second lien debt are adversely affected. The collateral trust agreement also contains certain provisions that restrict the collateral trustee, on behalf of the holders of the notes and any future second lien debt, from objecting to a number of important matters involving certain of the collateral following a bankruptcy filing by us. After such a filing, the value of the collateral could materially deteriorate. Additionally, the agent for the lenders under the Revolving Credit Facility generally has a right to access and use the collateral following any notice to the collateral trustee from the agent for the lenders under the Revolving Credit Facility that an enforcement action is taking place. See “Description of Notes—Collateral Trust Agreement.” Additionally, the collateral trust agreement contains certain provisions that govern the relationship between the holders of the notes and holders of any future second lien debt, and such provisions may, in certain circumstances, operate to limit the ability of the holders of the notes to take certain actions with respect to the collateral without the agreement of certain of the holders of such future second lien debt. See “Description of Notes—Collateral Trust Agreement.”

There may not be sufficient collateral to pay all or any of the notes.

The notes and the guarantees are secured on a second priority basis by security interests in substantially all of the property and assets from time to time owned by us or the guarantors, other than certain excluded assets. See “Description of Notes—Collateral.”

In the event of a foreclosure on the collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from such collateral on which the notes have a second priority lien may not be sufficient to satisfy the notes because such proceeds would, under the collateral trust agreement, first be applied to satisfy our obligations under the Revolving Credit Facility and any other indebtedness sharing in the first priority liens under the collateral trust agreement. Only after all of our obligations under the Revolving Credit Facility and any other indebtedness sharing in the first priority liens have been satisfied will proceeds from the collateral on which the notes have a second priority lien be applied to satisfy our obligations under the notes. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the holders of the notes and/or various other interested persons may be motivated to institute bankruptcy proceedings against us. The commencement of such bankruptcy proceedings would expose the holders of the notes to additional risks, including additional restrictions on exercising rights against collateral. See “—In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.”

Furthermore, the collateral securing the notes is subject to liens permitted under the terms of the credit agreement governing the Revolving Credit Facility and the indenture governing the notes. The existence of any permitted liens (whether senior to or on parity with the liens securing the notes) could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral trustee to realize or foreclose on such collateral.

In addition, not all of our and the guarantors’ assets secure the notes. See “Description of Notes—The Note Guarantees.” To the extent that the claims of the holders of the notes exceed the value of the assets securing the notes and other liabilities, those claims will rank equally with the claims of the holders of our outstanding unsecured indebtedness and other obligations ranking pari passu with the notes. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in full.

The collateral may be subject to exceptions, defects, encumbrances, liens and other imperfections. Further, we have not conducted appraisals of our or the guarantors’ assets constituting collateral securing the notes to determine if the value of such collateral upon foreclosure or liquidation equals or exceeds the amount of the notes or such other obligations secured by such collateral. Accordingly, we cannot assure you that the remaining proceeds from the sale of the collateral would be sufficient to repay the holders of the notes all amounts owed under the notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers, our failure to implement our business strategy and similar factors. The amount received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral securing our obligations under the Revolving Credit Facility or other indebtedness sharing in the first priority liens under the collateral trust agreement will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the Revolving Credit Facility and any other such indebtedness sharing in the first priority liens with the lenders under the Revolving Credit Facility. There also can be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral trustee’s security interest and ability to foreclose is also limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the notes and the guarantees if the collateral trustee has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the notes. The inability or failure of the collateral trustee to take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority of the security interest for the benefit of the noteholders to which they would have been entitled.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We cannot assure you that the collateral trustee will monitor, or that we or the guarantors will inform such collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the guarantees against third parties.

The collateral is subject to casualty risks.

The indenture governing the notes, the credit agreement governing the Revolving Credit Facility and the related security documents require us and the guarantors to maintain adequate insurance or otherwise insure against risks to the extent customary with companies in the same or similar business operating in the same or similar locations. There are, however, certain losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral securing the notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any of the mortgaged theatres, such theatres and any equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to replace such theatres and any equipment or inventory could adversely impact our operations and results.

The collateral is subject to condemnation risks, which may limit your ability to recover as a secured creditor for losses to the collateral consisting of mortgaged properties, and which may have an adverse impact on our operations and results.

It is possible that all or a portion of the mortgaged theatres securing the notes may become subject to a condemnation proceeding. In such event, we may be compensated for any total or partial loss of property but it is possible that such compensation will be insufficient to fully compensate us for our losses. In addition, a total or partial condemnation may interfere with our ability to use and operate the affected theatre, which may have an adverse impact on our operations and results.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the ability to repay or refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance those borrowings, we would be unable to repay the notes.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Bankruptcy law could prevent the collateral trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy case were to be commenced by or against us prior to the collateral trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under the U.S. bankruptcy code, a secured creditor such as the collateral trustee is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee could repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Additionally, the collateral trustee’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to the consent of third parties, permitted liens and practical problems associated with the realization of the collateral trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to avoid an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally, 90 days) prior to the initiation of the bankruptcy case. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. See “—Transfers made for or on account of the notes could be wholly or partially voided as a preferential transfer.” It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a guarantor became a debtor in a bankruptcy case.

Transfers made for or on account of the notes could be wholly or partially voided as a preferential transfer.

If we become the subject of a bankruptcy case within 90 days after the date on which a transfer of property (including a payment) was made for or on account of the notes (or, with respect to any insiders specified in bankruptcy law who are holders of the notes, within one year after such a transfer), and the court determines that we were insolvent at the time of the transfer (under the preference laws, we would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the transfer constituted a preference under the bankruptcy code. In addition, to the extent that certain of our collateral was not perfected until after the issuance of the notes, such 90-day preferential transfer period would begin on the date of perfection. If the court determined that the perfection of the security interest was therefore a preferential transfer, which did not qualify for any defense under bankruptcy law, then holders of the notes would be unsecured creditors with claims that ranked pari passu with all other unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the notes.

The value of the collateral securing the notes may not be sufficient to secure post–petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or a guarantor, holders of the notes will be entitled to post-petition interest under the U.S. bankruptcy code only if the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes may be deemed to have an unsecured claim if our obligations in respect of the notes, together with our obligations in respect of the Revolving Credit Facility and any other indebtedness sharing in the first priority liens with lenders under the Revolving Credit Facility, equal or exceed the fair market value of the collateral securing the notes. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the U.S. bankruptcy code. It is possible that the bankruptcy trustee, we, as the debtor-in-possession, or competing creditors will assert that the fair market value of the security interest in the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current outstanding balance under the notes. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy case with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes. No appraisal of the fair market value of the collateral has been prepared in connection with the issuance of the notes and therefore the value of the collateral trustee’s security interest in the collateral may be less than the principal amount of the notes. There may not be sufficient collateral to satisfy our obligations under the notes.

The collateral securing the notes may be diluted under certain circumstances.

The indenture governing the notes and the credit agreement governing the Revolving Credit Facility permit us to issue additional senior secured indebtedness, including additional notes or other indebtedness secured pari passu with the notes. These agreements also permit an increase in the indebtedness under the Revolving Credit Facility or the incurrence of other first lien debt, subject to our compliance with any applicable covenants in the indenture governing the notes and the credit agreement governing the Revolving Credit Facility at the time we issue such additional senior secured indebtedness.

Any additional notes issued under the indenture governing the notes may, and any other permitted indebtedness issued in the future may, be guaranteed by the same guarantors and have the same security interests, with the same priority, as currently secure the notes. As a result, the collateral securing the notes could be shared by any additional notes or other permitted indebtedness we may issue, and an issuance of such additional notes or other permitted indebtedness would dilute the value of the collateral compared to the aggregate principal amount of notes issued.

Security over certain collateral was not in place or perfected on the closing date of the offering of the old notes.

Certain security interests, including mortgages on certain of our real properties that secure the notes, were not in place on the closing date of the offering of the old notes and were not perfected or had a valid lien created on the closing date of the offering of the old notes (April 27, 2012). Certain mortgages on our real properties were not recorded at closing, and will not secure the notes until they have been recorded. We agreed in the indenture and the security documents to use our commercially reasonable efforts to have all such security interests perfected or a valid lien created promptly following the closing date of the offering of the old notes, but in any event by the applicable required date described in “Description of Notes—Collateral.” The required date may be up to 120 days after the closing of the offering of the old notes, subject to further extension if an extension is granted by the administrative agent for the Revolving Credit Facility. We cannot assure you that we will be able to perfect or create a valid lien with respect to any such security interests on or prior to the required date, and our failure to do so may result in a default under the indenture. See “Description of Notes—Events of Default and Remedies.” If a security interest in certain collateral was or is perfected or a valid lien was or is created following the closing date of the offering of the old notes and within 90 days (or, in certain circumstances, a period longer than 90 days) prior to a bankruptcy filing, then such security interest is at risk of avoidance as a preferential transfer in the event of bankruptcy. If the grant of any such mortgage or other security interest is avoided as a preference, the holders of the notes would lose the benefit of that mortgage or security interest.

Delivery of mortgages or security interests in other collateral after the closing date of the offering of the old notes increases the risk that the mortgages or other security interest may be avoidable in bankruptcy.

Security interests (including mortgages) in certain collateral (including, in particular, collateral acquired after the closing of the offering of the old notes) were permitted to be obtained after the closing date of the offering of the old notes (April 27, 2012). If the grantor of any such security interest were to become the subject of a bankruptcy proceeding, any mortgages or security interest in other collateral that have been or will be delivered after the closing date of the offering of the old notes would face a risk of being avoided as a preference under the U.S. bankruptcy code if certain events or circumstances exist or occur, including if the grantor is insolvent at the time the security is granted, the security documents would permit you to receive greater recovery than if the security interest had not been given and, in each case, a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant of such mortgage or other security interest (or, in certain circumstances, a period longer than 90 days). If the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of that mortgage or security interest.

Certain title insurance policies have not yet been delivered and we have not obtained and do not intend to obtain current surveys in connection with the issuance of such title policies, and we have not obtained and do not intend to obtain zoning reports or title insurance over zoning matters, which may prevent identification of a title defect in the collateral consisting of real property or coverage of losses resulting from any such defect.

We have agreed to obtain a new title insurance policy to insure the priority of each of the mortgage liens securing the notes. Certain of the title insurance policies were not delivered on or prior to the closing date of the offering of old notes and have not been delivered as of the date of this prospectus, and, as a result, the mortgage liens may not be insured at the time of the issuance of the new notes or such mortgage liens may be subject to encumbrances that are not permitted encumbrances. We have not obtained surveys with respect to certain real property, and some surveys that we have obtained are no longer current. We have not obtained and do not plan to obtain additional or updated surveys of the real property in connection with obtaining such title insurance, and therefore we cannot be certain that any encumbrances on the real property will not interfere with its use and/or operation. We also have not obtained and will not be obtaining title insurance coverage over survey matters with respect to certain properties. Certain mortgages delivered on the closing date of the offering of old notes (or thereafter) may contain errors included in the applicable title or legal description attached to the mortgage, and we may learn of such errors only following receipt and review of a commitment to issue title insurance and current survey. Any such errors may interfere with the creation of valid liens on the real property collateral. In addition, if a title defect results in a loss, we cannot assure you that title insurance proceeds received by us will be sufficient to satisfy all obligations, including the notes. In addition, we have not obtained and will not be obtaining zoning reports or title insurance coverage over zoning matters. As a result of the foregoing, we cannot assure you that, among other things:

•	the real property encumbered by each mortgage securing the notes includes all of the property owned by us that such mortgage was intended to encumber;
•

we own the rights to the owned properties that we purport to own in each such mortgage and that our title to such owned real property is not encumbered by liens other than liens permitted by the indenture governing the notes;

•	there are no encroachments, adverse possession claims, zoning or other restrictions with respect to such owned real properties; and
•	the real property is in compliance with zoning requirements.

If we are unable to resolve defects raised in connection with the commitments to obtain title insurance policies, such mortgages and title insurance policies will be subject to those issues, which defects may have a significant adverse effect on the value of the collateral or any recovery under the title insurance policies that were delivered for the owned real properties.

Your ability to recover as a secured creditor may be affected by a default or termination under our real property leases, as well as by our ability to obtain landlord consent to leasehold mortgages on future real property leases.

Certain of our facilities are leased from third party landlords, and we expect to lease additional facilities in the future. The invalidity of, or default or termination under, any of our leases may interfere with your ability to recover as a secured creditor. In addition, in order to obtain leasehold mortgages on future leased facilities upon which a mortgage is to be granted, we will need to obtain consents from the applicable landlords, which consents may not be obtained. If we do not obtain landlord consents, then you will not be able to obtain leasehold mortgages on those future properties and will not be secured with respect to those future leased facilities.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events specified in “Description of Notes—Repurchase at the Option of Holders—Change of Control,” the holders of the notes have the right to put their notes to us at 101% of their principal amount plus accrued and unpaid interest, if any. In addition, under the Revolving Credit Facility, certain changes of ownership or control could be an event of default or trigger an obligation to repay or offer to repay such indebtedness. The source of funds for any such purchase of the notes or to repay other indebtedness will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control or repay other indebtedness required to be repaid upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes and repay such indebtedness unless we are able to obtain financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. Our failure to repay holders tendering notes upon a change of control would result in an event of default under the indenture governing the notes. Upon an event of default arising from a change of control or failure to repay indebtedness upon a change of control, our creditors under the relevant documents governing their indebtedness could accelerate the indebtedness outstanding thereunder.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to offer to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we are not required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all of a portion of the notes held by such holder may be impaired. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees, and require holders of the notes to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the incurrence of any guarantees and any subsidiary guarantees that may be entered into in the future under the terms of the indenture governing the notes, and granting of liens securing the notes and the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes, any guarantee or any of the liens securing the notes and the guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes, incurred its guarantee or granted the liens with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes, incurring the guarantee or granting the liens and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes, the incurrence of the guarantees or the granting of the liens;
•

the issuance of the notes, the incurrence of the guarantees or the granting of the liens left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or new or antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes or the incurrence of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In addition, the court may avoid and set aside the liens securing the collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a subsidiary contains, or will contain, a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

If a court voided our obligations under the notes and the obligations of all of the guarantors under their guarantees, you would cease to be our creditor or a creditor of the guarantors and likely have no source from which to recover amounts due under the notes. Even if the guarantee of a guarantor is not voided as a fraudulent transfer, a court may subordinate the guarantee to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

Corporate benefit laws and other limitations on the guarantees and security may adversely affect the validity and enforceability of the guarantees of the notes and security granted by the guarantors.

The guarantees of the notes by the guarantors and security granted by such guarantors provide the holders of the notes with a direct claim against the assets of the guarantors. Each of the guarantees and the amount recoverable under the security documents, however, are limited to the maximum amount that can be guaranteed or secured by a particular guarantor without rendering the guarantee or security, as it relates to that guarantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any of these guarantees or security against any guarantor is subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.

Certain assets are excluded from the collateral securing the notes, including assets of our subsidiaries that do not guarantee the notes.

Certain assets are excluded from the collateral securing the notes as described under “Description of Notes—Collateral.” Additionally, any capital stock of any of our subsidiaries is excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time, “Rule 3-16”) or other law, rule or regulation. See “Description of Notes—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities.”

Sales of assets by us or the guarantors could reduce the pool of assets securing the notes and the guarantees.

The security documents relating to the notes allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect and invest and dispose of any income from, the collateral securing the notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes and the subsidiary guarantees under the security documents, and will also be subject to the security interest of creditors other than the holders of the notes, some of which may be senior or prior to the second-priority liens held by the holders of the notes, such as the lenders under the Revolving Credit Facility, who have a first-priority lien on such collateral. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes and the guarantees would be reduced and the notes and the guarantees would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the collateral trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•

to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes or the Revolving Credit Facility, including the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture governing the notes. The indenture governing the notes also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Designation of Restricted and Unrestricted Subsidiaries.”

The pledge of the capital stock and other securities of our subsidiaries that secure the notes will automatically be released from the lien on such securities for as long as the pledge of such capital stock or other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the related guarantees are secured by a pledge of the capital stock of each of our current subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the principal amount, par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the security documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 or other law, rule or regulation. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. If we redeem any portion of the notes, the threshold at which the pledged securities of any of our subsidiaries becomes excluded from the collateral will be reduced and additional pledged securities could become excluded from the collateral. See “Description of Notes—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities.”

Risks Related to the Exchange Offer

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

An active trading market for the notes may not develop.

There is no existing public market for the new notes. The new notes will not be listed on any securities exchange. There can be no assurance that a public trading market for the new notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the new notes, your ability to sell your new notes or the price at which you will be able to sell your new notes. Future trading prices of the new notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the new notes, the market for similar securities and the results of our competitors.

Any public trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	our operating performance and financial condition;
•	time remaining to the maturity of the notes;
•	outstanding amount of the notes;
•	the terms related to optional redemption of the notes; and
•	level, direction and volatility of market interest rates generally.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file one or more registration statements with the SEC relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to:

•	file an exchange offer registration statement with the SEC on or prior to August 25, 2012;
•	use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to November 23, 2012; and
•	unless an exchange offer would not be permitted by applicable law or SEC policy:

•	commence an exchange offer; and

•

use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer.

If we do not comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest on the old notes. The new notes of each series will have terms substantially identical to the old notes of the same series except that the new notes will not contain terms with respect to transfer restrictions in the United States and registration rights and additional interest payable for the failure to comply with certain obligations. Old notes consisting of $210,000,000 aggregate principal amount of our 7.375% Senior Notes due 2019 were issued on April 27, 2012.

If:

•	We and the Guarantors are not

•	required to file the exchange offer registration statement; or

•	permitted to consummate an exchange offer,

•	because the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder notifies us prior to the 20th business day following consummation of the exchange offer that:

•	it was prohibited by law or SEC policy from participating in the exchange offer;

•

it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

•	it is a broker-dealer and owns old notes acquired directly from us or an affiliate of us,

we and the Guarantors will be required to file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

If obligated to file the shelf registration statement, we will use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such obligation arises.

Each holder of old notes that wishes to exchange such old notes for transferable new notes in the exchange offer will be required to make the following representations:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it is not engaged in, and does not intend to engage in, the distribution of the new notes;

•	it has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

•

it is not our “affiliate” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•

if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes of the same series that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of the new notes; and

•	it is not acting on behalf of any person who could not truthfully and completely make the representations above.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Resale of New Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes of each series in exchange for each $1,000 principal amount of old notes of the same series surrendered under the exchange offer; provided that the minimum principal amount of a new note must be $2,000. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an old note must be in a minimum principal amount of $2,000.

The respective forms and terms of the new notes will be substantially identical to the respective forms and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to consummate the exchange offer. The new notes of a series will evidence the same debt as the old notes of that series. The new notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding old notes. Consequently, the old and new notes of the same series issued under the indenture will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $210,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on                     , 2012, unless we extend the exchange offer in our sole and absolute discretion.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; or

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “—Purpose of the Exchange Offer,” “—Exchange Offer Procedures” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, in the event we extend the period the exchange offer is open, we may delay acceptance of any old notes by giving written notice or public announcement of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our reasonable discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened in writing or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of an indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

Exchange Offer Procedures

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

•

The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message in lieu thereof, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described above in this prospectus are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of tenders of old notes and such determination will be final and binding.

If you hold notes in certificated form, you may tender outstanding notes in the exchange offer by transmitting a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “—Exchange Agent.”

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent prior to the expiration date as provided below; and

•

a book-entry confirmation of the transfer of such notes into the exchange agent’s account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message in lieu thereof, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

The notice of guaranteed delivery (unless part of an agent’s message) may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “—Exchange Agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•

identify the old notes to be withdrawn including the certificate number or numbers (if applicable) and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance with respect to exchange offer procedures and requests for additional copies of this prospectus to the exchange agent addressed as follows:

Wells Fargo Bank, National Association

7000 Central Parkway NE

Suite 550

Atlanta, GA 30328

Attn: Corporate Trust Services, Administrator - Carmike Cinemas, Inc.

Facsimile No.: (770) 551-5117

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange (or certificates representing new notes) are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the Offering Memorandum distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the issuance of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following discussion provides summary information about some of our indebtedness and does not purport to be a complete description of all the information that might be important to you. For a more complete understanding of our indebtedness, we encourage you to review the more detailed summary of our indebtedness under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the notes to our consolidated financial statements, each contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and incorporated by reference in this prospectus.

Revolving Credit Facility

Substantially simultaneously with the issuance of the old notes, we entered into the Revolving Credit Facility by and among us, as borrower, the banks and other financial institutions or entities from time to time parties to the credit agreement governing the Revolving Credit Facility (the “Credit Agreement”), as lenders, and Macquarie US Trading LLC as administrative agent. Macquarie US Trading LLC and Raymond James Bank, N.A. were the lenders under the Credit Agreement as initially in effect.

The Credit Agreement provides to us a $25 million senior secured revolving credit facility having a four year term, and includes a sub-facility for the issuance of letters of credit totaling up to $10 million. The Revolving Credit Facility replaces our former $30 million revolving credit facility. Our obligations under the Revolving Credit Facility are guaranteed by each of our existing and future direct and indirect wholly owned domestic restricted subsidiaries, and the obligations of us and such guarantors in respect of the Revolving Credit Facility are Priority Lien Debt Obligations secured by Priority Liens on the Collateral (each as defined in “Description of Notes”). Advances under the Credit Agreement may be used for general corporate purposes. In addition, the Credit Agreement includes an incremental facility to accommodate the incurrence of up to $150 million in future incremental borrowings. While the Credit Agreement does not contain any commitment by the lenders to provide the incremental facility, the Credit Agreement describes how the incremental facility (if provided by our existing or new lenders) would be subject to various financial and other covenant compliance requirements and conditions at the time the incremental borrowings are incurred.

The interest rate for borrowings under the Revolving Credit Facility is LIBOR (subject to a 1.00% floor) plus a margin of 4.50%, or Base Rate (as defined in the Credit Agreement) (subject to a 2.00% floor) plus a margin of 3.50%, as we may elect. In addition, we are required to pay commitment fees on the unused portion of the Revolving Credit Facility at the rate of 0.50% per annum. The Revolving Credit Facility will terminate in April 2016.

The Revolving Credit Facility contains covenants which, among other things, limit our ability, and that of our subsidiaries, to:

•	pay dividends or make any other restricted payments to parties other than to us;

•	incur additional indebtedness and financing obligations;

•	create liens on their assets;

•	make certain investments;

•	sell or otherwise dispose of assets other than in the ordinary course of business;

•	consolidate, merge or otherwise transfer all or any substantial part of our or their assets;

•	enter into transactions with affiliates; and

•	engage in businesses other than those currently engaged in or those reasonably related thereto;

in a manner similar to the corresponding limitations applicable under the terms governing the notes, except that the Revolving Credit Facility contains further limitations on our ability to incur additional indebtedness and liens. In addition, to the extent we incur certain specified levels of additional indebtedness, further limitations under the Revolving Credit Facility will become applicable under covenants related to sales of assets, sale-leaseback transactions, investment transactions, and the payment of dividends and other restricted payments. In addition, if we draw on the Revolving Credit Facility, we will be required to maintain a first lien leverage ratio (the “Leverage Ratio”) of not more than 2.75 to 1.00. The Credit Agreement also contains certain representations and warranties, other affirmative and negative covenants, and events of default customary for secured revolving credit facilities of this type.

Our failure to comply with any of these covenants, including compliance with the Leverage Ratio, would be an event of default under the Revolving Credit Facility, in which case the administrative agent could, with the consent or at the request of lenders holding a majority of the commitments and outstanding loans, terminate the Revolving Credit Facility and declare all or any portion of the obligations under the Revolving Credit Facility due and payable. Other events of default under the Revolving Credit Facility include:

•	our failure to pay principal on the loans when due and payable, or our failure to pay interest on the loans or to pay certain fees and expenses (subject to applicable grace periods);

•	the occurrence of a change of control (as defined in the Credit Agreement);

•	a breach or default by us or our subsidiaries on the payment of principal of any other indebtedness in an aggregate amount greater than $10 million;

•	breach of representations or warranties in any material respect;

•	failure to perform other obligations under the Credit Agreement and the security documents for the Revolving Credit Facility (subject to applicable cure periods); or

•	certain bankruptcy or insolvency events.

In the event of a bankruptcy or insolvency event of default, the Revolving Credit Facility would automatically terminate, and all obligations thereunder would immediately become due and payable.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Carmike” refers only to Carmike Cinemas, Inc. and not to any of its Subsidiaries.

Carmike issued the old notes and will issue the new notes under an indenture among itself, the Guarantors and Wells Fargo Bank, National Association, as indenture trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the TIA.

The following description is a summary of the material provisions of the indenture and the security documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the security documents because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the security documents.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes are:

•	general obligations of Carmike;

•

secured on an equal and ratable basis with all future Parity Lien Debt Obligations incurred by Carmike, including any additional notes issued under the indenture, by Parity Liens on substantially all assets of Carmike and the Guarantors now owned or hereafter acquired;

•

effectively subordinated to (1) all existing and future Priority Lien Debt Obligations, including all borrowings under the Credit Agreement and (2) all obligations secured by other Permitted Liens that are prior to the Parity Liens with respect to the collateral securing the notes, in each case to the extent of the value of the assets securing such obligations;

•	effectively subordinated to all obligations of any non-guarantor subsidiaries of Carmike;

•	pari passu in right of payment with all existing and future senior obligations of Carmike (but effectively subordinated to certain of those senior obligations as described above);

•	senior in right of payment to any future subordinated Indebtedness of Carmike; and

•	unconditionally guaranteed by the Guarantors.

Carmike will be permitted to incur additional Parity Lien Debt and Priority Lien Debt in accordance with the indenture. See “Risk Factors—Certain of our assets are subject to senior priority security interests on collateral that secure the notes on a junior basis. Therefore, your ability to receive payments on the notes is subject to the prior satisfaction of all such obligations, to the extent of the value of such collateral.” and “Risk Factors—Despite our substantial indebtedness level, we and our subsidiaries will still be able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.”

The Note Guarantees

The notes are guaranteed by all of Carmike’s Wholly-Owned Domestic Subsidiaries and each other Restricted Subsidiary that guarantees the Credit Agreement.

Each Guarantor’s guarantee of the notes is:

•	a general obligation of such Guarantor;

•

secured on an equal and ratable basis with all future Parity Lien Debt Obligations incurred by such Guarantor, including such Guarantor’s guarantee of any additional notes issued under the indenture, by Parity Liens on substantially all assets of such Guarantor now owned or hereafter acquired;

•

effectively subordinated to (1) all existing and future Priority Lien Debt Obligations, including such Guarantor’s guarantee of all borrowings under the Credit Agreement and (2) all obligations secured by other Permitted Liens that are prior to the Parity Liens with respect to the collateral securing such Guarantor’s guarantee of the notes, in each case to the extent of the value of the assets securing such obligations;

•	pari passu in right of payment with all existing and future senior obligations of such Guarantor (but effectively subordinated to certain of those senior obligations as described above); and

•	senior in right of payment to any future subordinated Indebtedness of such Guarantor.

As of the date of hereof, all of our Subsidiaries are guarantors and “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Carmike issued $210.0 million in aggregate principal amount of old notes in the original offering of the old notes. Carmike may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Carmike will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on May 15, 2019.

Interest on the notes will accrue at the rate of 7.375% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2012. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Carmike will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Carmike, Carmike will pay all principal, premium, if any, interest and Special Interest, if any, with respect to that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Carmike elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Carmike may change the paying agent or registrar without prior notice to the holders of the notes, and Carmike or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Carmike will not be required to transfer or exchange any note selected for redemption. Also, Carmike will not be required to transfer or exchange any note for a period of 15 days before a notice of redemption of the notes is sent.

Note Guarantees

The notes will be guaranteed by each of Carmike’s current and future Wholly-Owned Domestic Subsidiaries and each other Restricted Subsidiary that guarantees the Credit Agreement. The Note Guarantees are joint and several obligations of the Guarantors. The indenture provides that the obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. However, there can be no assurance that this provision will be effective to ensure that any Note Guarantee does not constitute a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees, and require holders of the notes to return payments received and, if that occurs, you may not receive any payments on the notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Carmike or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, the registration rights agreement and the security documents pursuant to a supplemental indenture, joinder or appropriate security documents, as applicable; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released automatically:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Carmike or a Restricted Subsidiary of Carmike, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Carmike or a Restricted Subsidiary of Carmike, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Wholly-Owned Domestic Subsidiary of Carmike as a result of the sale or other disposition; provided that following any such sale or other disposition of Capital Stock, such Guarantor does not Guarantee the Credit Agreement;

(3)	if Carmike designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(5)	in the case of any Guarantor that would not otherwise be required by the indenture to provide a Note Guarantee if such Guarantor did not Guarantee the Credit Agreement, if such Guarantor’s Guarantee of the Credit Agreement is released in accordance with the terms thereof (unless such release is made in connection with payment by such Guarantor upon its Guarantee).

Security

Carmike’s obligations with respect to the notes, the obligations of the Guarantors under the Note Guarantees, the performance of all other obligations of Carmike and the Guarantors under the Note Documents and any other future Parity Lien Debt Obligations will be secured by Parity Liens held by the collateral trustee on the Collateral. These Liens will be junior in priority to all Priority Liens, including all Liens that secure the Credit Agreement, and to certain Permitted Liens that rank prior to the Parity Liens with respect to the Collateral.

On the date of the indenture, Carmike and the Guarantors entered into a collateral trust agreement with the collateral trustee, the trustee and the Credit Agreement Agent. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Priority Liens and Parity Liens upon all Collateral owned by Carmike or any Guarantor for the benefit of all present and future holders of Priority Lien Debt Obligations and Parity Lien Debt Obligations.

Collateral

The Collateral consists of substantially all assets of Carmike and the Guarantors now owned or hereafter acquired, including, without limitation:

•	all owned real property (with certain exceptions described below);

•	certain leased real property described below;

•	all capital stock (with certain exceptions described below);

•	all equipment, general intangibles, intellectual property, inventory, receivables and fixtures; and

•	all proceeds, supporting obligations, products and accessions of the foregoing.

Notwithstanding the foregoing, the Collateral will not include the following property and assets, which we refer to as the “Excluded Assets:”

(1)	any property to the extent that a grant of a security interest in such property is prohibited by any law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency, requires a consent not obtained of any governmental authority or agency pursuant to such law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, the terms of any contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document evidencing, giving rise to or encumbering such property or, in the case of any “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC, including promissory notes and capital stock, any applicable shareholder or similar agreement, except to the extent that such law, treaty, rule or regulation or determination of an arbitrator or a court of a governmental authority or agency or such terms in such contract, license, lease, mortgage, deed to secure debt, deed of trust, security agreement or other agreement, instrument or other document of shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent are ineffective under applicable law;

(2)

any “intent-to-use” application for registration of a mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(3)	the Voting Stock of any Foreign Subsidiary, except that the Voting Stock of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary up to an amount not in excess of 66% of the total combined voting power of all Voting Stock of such Foreign Subsidiary will not constitute an Excluded Asset;

(4)	the capital stock in SV Holdco LLC (and any other Equity Interests into which such membership units are converted or exchanged), or in any publicly traded corporation (other than any subsidiary of Carmike) where the value of such shares of such publicly traded corporation does not exceed $10,000 and the value of all such shares of all such corporations does not exceed $50,000 in the aggregate;

(5)	any Affiliate Securities released as described below under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities;” and

(6)	(a) any interest in real property for which Carmike and the Guarantors are not required under the indenture to grant a mortgage to secure the notes as of the date of the indenture, (b) any owned real property acquired after the date of the indenture with a Fair Market Value of less than $1,000,000, (c) any leased real property (other than ground leases) and (c) any ground-leased real property acquired after the date of the indenture with a Fair Market Value not in excess of $1,000,000.

The notes will be secured by mortgages on 59 of the owned real properties of Carmike and the Guarantors (including Carmike’s corporate headquarters), and the three real properties that are ground-leased by Carmike or the Guarantors. The notes will not be secured by any real property in which Carmike or any Guarantor holds a joint venture interest, or any real property leased by Carmike or any Guarantor (other than the three ground leased properties). In addition, as of the date of the indenture, there are approximately 20 owned real properties of Carmike and the Guarantors that are not currently operating or are being marketed for sale (or that we expect to market for sale), none of which will secure the notes.

The indenture provides that Carmike will grant a mortgage in any owned real property acquired after the date of the indenture with a value in excess of $1,000,000 and any ground-leased real property acquired after the date of the indenture with a value in excess of $1,000,000. If, following the date of the indenture, Carmike or any Guarantor is required to grant a mortgage on any interest in real property in accordance with the foregoing, Carmike or such Guarantor will execute and/or deliver to the collateral trustee the following:

(1)	in the event the Credit Agreement does not remain in effect (or is not secured by Priority Liens or is a replacement of the original Credit Agreement that consists of debt securities), a mortgage, title insurance policy, flood certificates and flood insurance (if applicable), A.L.T.A. (or local equivalent) surveys, an opinion of counsel and other customary documents;

(2)	in the event the Credit Agreement remains in effect and the value of such property exceeds $3,000,000, (a) flood certificates and flood insurance (if applicable), A.L.T.A. (or local equivalent) surveys, an opinion of counsel and other customary documents, in each case to the extent required by the Credit Agreement Agent or another Priority Lien Debt Representative and (b) a mortgage and title insurance policy; or

(3)	in the event the Credit Agreement remains in effect and the value of such property does not exceed $3,000,000, (a) a title insurance policy, flood certificates and flood insurance (if applicable), A.L.T.A. (or local equivalent) surveys, an opinion of counsel and other customary documents, in each case to the extent required by the Credit Agreement Agent or another Priority Lien Debt Representative and (b) a mortgage, within 45 days after the date the applicable interest in real property is acquired (or such later date as the comparable documentation is required to be delivered under the Credit Agreement, after giving effect to any waiver or extension obtained from the administrative agent and/or the lenders thereunder, in the event that (x) the Credit Agreement remains in effect and (y) in the case of clause 2(b) or 3(b) of this paragraph, the Credit Agreement is requiring the comparable documentation). The indenture requires delivery of an environmental site assessment only to the extent required to be delivered by the Credit Agreement Agent under the Credit

Agreement or another Priority Lien Debt Representative within such time frame as required under the Credit Agreement (or such later date as the comparable documentation is required to be delivered under the Credit Agreement, after giving effect to any waiver or extension obtained from the Credit Agreement Agent and/or the lenders thereunder).

Certain security interests in the Collateral were not in place on the date of the indenture or were not perfected on the date of the indenture. In addition, the mortgages on real property which secure the notes had not been recorded on the date of the indenture. Carmike will use commercially reasonable efforts to do or cause to be done all acts and things that may be required, to have all security interests in the Collateral duly created and enforceable and perfected, and all mortgages recorded, to the extent required by the security documents, promptly following the date of the indenture, and all such security interests in the Collateral will have been duly created and be enforceable and perfected, and all mortgages recorded, to the extent required by the security documents, (a) with respect to the mortgages on the owned real property, no later than (i) 15 days after the date of the indenture with respect to recording any such mortgage on the owned real property delivered on the date of the indenture and (ii) 120 days after the date of the indenture with respect to delivering and recording any mortgage on the owned real property delivered after the date of the indenture, (b) with respect to the mortgages on the ground leased real property and provided we have received any applicable landlord consents in writing on terms reasonably acceptable to us, no later than (i) 15 days after the date of the indenture with respect to recording any such mortgage on the ground leased real property delivered on the date of the indenture and (ii) 120 days after the date of the indenture with respect to delivering and recording any mortgage on the ground leased real property delivered after the date of the indenture, (c) with respect to any other assets and property, no later than 90 days after the date of the indenture or (d) notwithstanding (a) through (c), inclusive, above, such later date as such mortgage is required to be delivered and/or recorded or such security interests in the Collateral are required to be duly created and enforceable and perfected under (A) the Credit Agreement, after giving effect to any waiver or extension obtained from the Credit Agreement Agent and/or the lenders thereunder, (in the event the Credit Agreement remains in effect) or (B) the security documents (in the event the Credit Agreement has terminated).

From and after the date of the indenture, if Carmike or any Guarantor creates any additional Priority Lien upon any property to secure the Priority Lien Debt Obligations, it must grant a Parity Lien upon such property as security for the notes substantially concurrently with granting any such additional Priority Lien.

Certain properties in which security interests have been granted, such as deposit accounts and cash or cash equivalents and certain investment property held by third parties, are not required to be subject to perfected security interests pursuant to the terms of the security documents.

Additional Secured Debt

Additional Parity Lien Debt

The indenture and the security documents provide that Carmike and the Guarantors may incur additional Parity Lien Debt, provided the aggregate amount of Parity Lien Debt incurred by Carmike together with the Guarantors as of any date of incurrence does not exceed the Parity Lien Debt Cap, by issuing additional notes under the indenture or under one or more additional indentures, incurring additional Indebtedness under other Credit Facilities or otherwise incurring additional Indebtedness secured by Parity Liens on the Collateral. All additional Parity Lien Debt and other Parity Lien Debt Obligations will be pari passu in right of payment with the notes, will be guaranteed on a pari passu basis by the Guarantors and will be secured, equally and ratably with the notes and the Note Guarantees of each Guarantor, by Parity Liens on the Collateral held by the collateral trustee for as long as the notes and such Note Guarantees are secured by the Collateral. The collateral trustee under the collateral trust agreement will hold all Parity Liens in trust for the benefit of the holders of the notes, any future Parity Lien Debt and all other Parity Lien Debt Obligations. Additional Parity Lien Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Additional Priority Lien Debt

All borrowings under the Credit Agreement will constitute Priority Lien Debt, and therefore will be secured by Liens that rank senior to the Liens that secure the notes. The indenture and the security documents provide that Carmike and the Guarantors may incur additional Priority Lien Debt in the future, provided the aggregate amount of Priority Lien Debt incurred by Carmike together with the Guarantors as of any date of incurrence, when taken together with the aggregate commitments under the Credit Agreement as of the date of the indenture, does not exceed the Priority Lien Debt Cap. Any such additional Priority Lien Debt will be secured by Priority Liens on the Collateral that are effectively senior to the Parity Liens securing the notes and any other Parity Lien Debt Obligations. Additional Priority Lien Debt will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Collateral Trust Agreement

On the date of the indenture, Carmike and the other Pledgors entered into a collateral trust agreement with the collateral trustee and each other Secured Debt Representative. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of Carmike or any other Pledgor at any time held by the collateral trustee, in trust for the benefit of the current and future holders of the Secured Obligations.

Collateral Trustee

Wells Fargo Bank, National Association, has been appointed pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

•	the notes;

•	all other Parity Lien Debt Obligations outstanding from time to time;

•	Indebtedness under the Credit Agreement; and

•	all other Priority Lien Debt Obligations outstanding from time to time.

The collateral trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the security documents.

Except as provided in the collateral trust agreement or as directed by an Act of Required Secured Parties in accordance with the collateral trust agreement, the collateral trustee will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Carmike will deliver to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.

Enforcement of Liens

If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens under the security documents, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Secured Parties and will act, or decline to act, as directed by an Act of Required Secured Parties, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Parties. Unless it has been directed to the contrary by an Act of Required Secured Parties, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations, provided that any such action shall be in accordance with the applicable Secured Debt Documents.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Debt Obligations, the holders of loans made under the Credit Agreement and other Priority Lien Debt Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and subject to the rights of the holders of Permitted Liens, the exclusive right to authorize and direct the collateral trustee with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize and direct the collateral trustee to enforce, collect or realize on any Collateral and exercise any other right or remedy with respect to the Collateral and neither the trustee nor the holders of notes or other Parity Lien Debt Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of notes (together with any other holder of a Parity Lien Debt Obligation) may, subject to the rights of the holders of other Permitted Liens, direct the collateral trustee:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Debt Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Debt Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Debt Obligations in the event of foreclosure or other enforcement of any Lien (other than Liens in favor of the collateral trustee or a Priority Lien Secured Party);

(3)	as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Liens) of the Parity Liens upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the security documents, the Parity Lien Debt Representatives and the holders of Parity Lien Debt Obligations may not require the collateral trustee to take any action to perfect any Collateral through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.

Until the Discharge of Priority Lien Debt Obligations, none of the holders of notes or other Parity Lien Debt Obligations, the collateral trustee or any Parity Lien Debt Representative will:

(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Debt Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Debt Obligations or any Priority Lien Debt Representative in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of Priority Lien Debt Obligations or any Priority Lien Debt Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Debt Obligations or any Priority Lien Debt Representative relating to the lawful enforcement of any Priority Lien;

(5)	contest, protest or object to any foreclosure proceeding or action brought by the Collateral Trustee, any Priority Lien Debt Representative or any holder of Priority Lien Debt Obligations or any other exercise by the Collateral Trustee, any Priority Lien Debt Representative or any holder of Priority Lien Debt Obligations of any rights and remedies relating to the Collateral under the Priority Lien Debt Documents or otherwise; or

(6)	challenge the validity, enforceability, perfection, priority or extent of the Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Debt Obligations and the Parity Lien Debt Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against Carmike or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (6) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Debt Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of Carmike or any other Pledgor or (b) the collateral trustee and each Parity Lien Debt Representative have received written notice from any Priority Lien Debt Representative at the direction of an Act of Required Secured Parties stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Debt Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Debt Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by Carmike or any other Pledgor to the collateral trustee for the benefit of, or otherwise to, any Parity Lien Debt Representative, any holder of notes or any other holder of Parity Lien Debt Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Debt Obligations and all other payments and deposits made pursuant to any provision of the indenture, the notes, the Guarantees or any other Parity Lien Debt Document).

All proceeds of Collateral received by the collateral trustee for the benefit of, or otherwise by, any Parity Lien Debt Representative, any holder of notes or other Parity Lien Debt Obligations in violation of the immediately preceding paragraph will be held by the collateral trustee, the applicable Parity Lien Debt Representative or the applicable holder of Parity Lien Debt Obligations for the account of the holders of Priority Liens and remitted to the collateral trustee upon demand by the collateral trustee or any Priority Lien Debt Representative. The Parity Liens will remain attached to and, subject to the provisions described under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee for the benefit of, or otherwise by, any Parity Lien Debt Representative or any holder of notes or other Parity Lien Debt Obligations not in violation of the immediately preceding paragraph will be received by the collateral trustee, such Parity Lien Debt Representative or such holder of Parity Lien Debt Obligations free from the Priority Liens and all other Liens except the Parity Liens.

Waiver of Right of Marshaling

The collateral trust agreement provides that, prior to the Discharge of Priority Lien Debt Obligations, the holders of notes and other Parity Lien Debt Obligations, each Parity Lien Debt Representative and the collateral trustee may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders). Following the Discharge of Priority Lien Debt Obligations, the holders of Parity Lien Debt Obligations and any Parity Lien Debt Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Debt Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding in respect of Carmike or any of the Pledgors or their respective properties and prior to the Discharge of Priority Lien Debt Obligations, the holders of Priority Lien Debt Obligations by an Act of Required Secured Parties consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Priority Lien Debt Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Debt Obligations in the Collateral subject to Priority Liens; or

(4)	relating to a sale of assets of Carmike or any other Pledgor (including with respect to the process or procedures for such sale) that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale, then the holders of notes and other Parity Lien Debt Obligations, in their capacity as holders of secured claims, and each Parity Lien Debt Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Debt Obligations or any Priority Lien Debt Representative in any respect opposes or otherwise contests any request made by the holders of notes or other Parity Lien Debt Obligations or a Parity Lien Debt Representative for the grant to the collateral trustee, for the benefit of the holders of notes and other Parity Lien Debt Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Debt Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during any such insolvency or liquidation proceeding, the holders of notes and other Parity Lien Debt Obligations and the Parity Lien Debt Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against Carmike or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the caption “—Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The holders of notes or other Parity Lien Debt Obligations or any Parity Lien Debt Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:

(1)	they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Provisions of the Indenture Relating to Security—Ranking of Parity Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Debt Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Debt Obligations.

If, in any insolvency or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Priority Lien Debt Obligations and on account of Parity Lien Debt Obligations, then, to the extent the debt obligations distributed on account of the Priority Lien Debt

Obligations and on account of the Parity Lien Debt Obligations are secured by Liens upon the same property, the provisions of the collateral trust agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

None of the Parity Lien Debt Representatives, any holder of Parity Lien Debt Obligations, nor the collateral trustee acting on their behalf shall oppose or seek to challenge any claim by the Priority Lien Representatives, any holder of Priority Lien Debt Obligations or the collateral trustee on their behalf for allowance in any insolvency or liquidation proceeding of Priority Lien Obligations consisting of post-petition interest to the extent of the value of any holder of Priority Lien Debt Obligations’ Priority Lien on the Collateral without regard to the existence of the Lien of the collateral trustee on behalf of the holders of Parity Lien Debt Obligations on the Collateral. None of the Priority Lien Representatives, any other holder of Priority Lien Obligations, nor the collateral trustee acting on their behalf shall oppose or seek to challenge any claim by the Parity Lien Debt Representatives, any holder of Parity Lien Debt Obligations or the collateral trustee on their behalf for allowance in any insolvency or liquidation proceeding of Parity Lien Debt Obligations consisting of post-petition interest to the extent of the value of the Parity Lien on the Collateral (in each case, after taking into account the value of the Priority Lien Debt Obligations).

The collateral trust agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an insolvency proceeding. All references in the collateral trust agreement to any grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an insolvency or liquidation proceeding.

Order of Application

The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement and the proceeds of any title or other insurance policy received by the collateral trustee will be distributed by the collateral trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any security document (including, but not limited to, indemnification obligations that are then due and payable);

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Obligations, secured by a Lien on the Collateral sold or realized upon to the extent that such other Lien has priority over the Lien of the collateral trustee and such Indebtedness or other Obligations is required to be discharged (in whole or in part) in connection with such sale;

THIRD, to the respective Priority Lien Debt Representatives, Hedge Providers and Bank Product Providers equally and ratably for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Debt Obligations that are then due and payable (for application in such order as may be provided in the Priority Lien Debt Documents applicable to the respective Priority Lien Debt Obligations) in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Debt Obligations that are then due and payable (including all interest and fees accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Debt Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the respective Parity Lien Debt Representatives equally and ratably for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Debt Obligations that are then due and payable (for application in such order as may be provided in the Parity Lien Debt Documents applicable to the respective Parity Lien Debt Obligations) in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Debt Obligations that are then due and payable (including, to the extent legally permitted, all interest and fees accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Debt Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt); and

FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Carmike or the applicable Pledgor, as the case may be, its successors or assigns, or to such other Persons as may be entitled to such amounts under applicable law or as a court of competent jurisdiction may direct.

If any Parity Lien Debt Representative or any holder of a Parity Lien Debt Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement or proceeds of any title or other insurance that should have been applied to the payment of the Priority Lien Debt Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Debt Representative or such holder of a Parity Lien Debt Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Debt Obligations, to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Debt Representative or that holder of a Parity Lien Debt Obligation, as the case may be, for the benefit of the holders of the Priority Lien Debt Obligations.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative and the collateral trustee as holder of Priority Liens and Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens on Collateral

The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released in any of the following circumstances:

(1)	in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents or, solely to the extent if any agreed to by the issuer of any outstanding letter of credit issued pursuant to any Secured Debt Document, the issuance of a back to back letter of credit in favor of the issuer of any such outstanding letter of credit in an amount not less than such outstanding letter of credit and issued by a financial institution acceptable to such issuer;

(2)

as to any Collateral that is sold, transferred or otherwise disposed of by Carmike or any other Pledgor to a Person that is not (either before or after such sale, transfer or other disposition) Carmike or a Pledgor in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	as to a release of Liens on less than all or substantially all of the Collateral, if (a) consent to such release has been given by an Act of Required Secured Parties or (b) the Priority Liens (or, at any time after the Discharge of Priority Lien Debt Obligations, the Parity Liens) have been automatically released pursuant to the Priority Lien Debt Documents (or at any time after a Discharge of Priority Lien Debt Obligations, pursuant to the Parity Lien Debt Documents); provided, that this clause (3) shall not apply to (1) release of Liens upon Discharge of Priority Lien Debt Obligations or (2) sales or dispositions subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (b) Carmike has delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained;

(5)	if any Guarantor is released from its obligations under each of the Parity Lien Debt Documents, then the Parity Liens granted by such Guarantor and the obligations of such Guarantor under its Guarantee of the Parity Lien Debt Obligations, shall be automatically, unconditionally and simultaneously released;

(6)	at to a release of any Collateral that is acquired by Carmike or any Pledgor subject to, or is to be made subject to, a Permitted Lien in a transaction otherwise permitted by the Secured Debt Documents, and the terms of such Permitted Lien transaction require that such Collateral not be subject to any Priority Lien or Parity Lien; and

(7)	notwithstanding any of the foregoing, if the collateral trustee is exercising its rights or remedies with respect to the Collateral under the Priority Lien Security Documents pursuant to an Act of Required Secured Parties, and the collateral trustee releases any of the Priority Liens on any part of the Collateral or any Guarantor is released from its obligations under its Guarantee of the Priority Lien Debt Obligations in connection therewith, then the Parity Liens on such Collateral and the obligations of such Guarantor under its Guarantee of the Parity Lien Debt Obligations shall be automatically, unconditionally and simultaneously released. If in connection with any exercise of rights and remedies by the collateral trustee under the Priority Lien Security Documents pursuant to an Act of Required Secured Parties, the equity interests of any Person are foreclosed upon or otherwise disposed of and the collateral trustee releases the Priority Lien on the property or assets of such Person then the Parity Liens with respect to the property or assets of such Person will be concurrently and automatically released to the same extent as the Priority Liens on such property or assets are released.

The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the collateral trustee’s Parity Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee’s Parity Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “Amendment, Supplement and Waiver.”

Release of Liens in Respect of any Series of Priority Lien Debt or any Series of Parity Lien Debt Other than the Notes

The collateral trust agreement provides that, as to any Series of Priority Lien Debt, the collateral trustee’s Priority Lien will no longer secure such Series of Priority Lien Debt if the requirements of a Discharge of Priority Lien Debt Obligations are satisfied with respect to such Series of Priority Lien Debt.

The collateral trust agreement provides that, as to any Series of Parity Lien Debt other than the notes, the collateral trustee’s Parity Lien will no longer secure such Series of Parity Lien Debt if such Parity Lien Debt has been repaid in full, all commitments to extend credit in respect of such Series of Parity Lien Debt have been terminated and all other Parity Lien Debt Obligations related thereto that are outstanding and unpaid at the time such Series of Parity Lien Debt is paid are also paid in full.

Release of Liens in Respect of Affiliate Securities

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of any “affiliate” of Carmike due to the fact that such affiliate’s “securities” secure any Series of Secured Debt, then such “securities” shall automatically be deemed not to constitute security for any Series of Secured Debt so affected (but shall continue to constitute collateral for any Series of Secured Debt not having the above described effect). For purposes of this paragraph, “securities” and “affiliate” shall have the meaning set forth in Regulation S-X or such other law, rule or regulation, as applicable. In addition, the Secured Debt Representative for any Series of Secured Debt may disclaim the benefit of any Affiliate Securities in any joinder to the collateral trust agreement in the form required under the collateral trust agreement.

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Secured Parties, except that:

(1)	any amendment or supplement that has the effect solely of

(a)	adding or maintaining Collateral, securing additional Secured Obligations that are otherwise not prohibited by the terms of any Secured Debt Document to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the collateral trustee therein; or

(b)	providing for the assumption of any Pledgor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Pledgor to the extent not prohibited by the terms of the indenture governing the notes, the Credit Agreement or any other Secured Debt Documents, as applicable, will become effective when executed and delivered by Carmike or any other applicable grantor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(a)	to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Secured Parties or direction by the Required Parity Lien Debtholders (or amends the provisions of clause (2) under “—Amendment of Security Documents” or the definition of “Act of Required Secured Parties,” “Act of Required Parity Lien Debtholders” or “Controlling Representative”);

(b)	to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral; or

(c)	to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral,” “—Release of Liens in Respect of Notes,” “—Release of Liens in Respect of any Series of Priority Lien Debt or any Series of Parity Lien Debt Other than the Notes” and “—Release of Liens in Respect of Affiliate Securities,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3)	no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “—Release of Liens on Collateral.” Any amendment or supplement that results in the collateral trustee’s Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

The collateral trust agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (2) and (3) above:

(1)	any mortgage or other security document that secures Parity Lien Debt Obligations (but not Priority Lien Debt Obligations) may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by the Secured Debt Representative for the Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or the other Priority Lien Debt Documents; and

(2)	any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other security document that secures Priority Lien Debt Obligations will apply automatically to any comparable provision of any comparable Parity Lien Debt Document without the consent of or notice to any holder of Parity Lien Debt Obligations and without any action by Carmike or any other Pledgor or any holder of notes or other Parity Lien Debt Obligations.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series as a single block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens granted at any time by Carmike or any other Pledgor will secure, equally and ratably, all present and future Parity Lien Debt Obligations; and all proceeds of all Parity Liens granted at any time by Carmike or any other Pledgor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Debt Obligations.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Debt Obligations, each present and future Parity Lien Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Parity Liens

The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Parity Liens at any time granted by Carmike or any other Pledgor will be subject and subordinate to all Priority Liens at any time securing Priority Lien Debt Obligations.

The provisions under the caption “—Ranking of Parity Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Debt Obligations, each present and future Priority Lien Debt Representatives and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each Priority Lien Debt Representative at the time of incurrence of such Series of Parity Lien Debt.

In addition, the provisions under the caption “—Ranking of Parity Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Debt Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced, except as expressly provided in the Note Documents.

Relative Rights

Nothing in the Note Documents will:

(1)	impair, as between Carmike and the holders of the notes, the obligation of Carmike to pay principal of, premium and interest and Special Interest, if any, on the notes in accordance with their terms or any other obligation of Carmike or any other Pledgor;

(2)	affect the relative rights of holders of notes as against any other creditors of Carmike or any other Pledgor (other than holders of Priority Liens, Permitted Liens or other Parity Liens);

(3)	restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings”);

(4)	restrict or prevent any holder of notes or other Parity Lien Debt Obligations, the collateral trustee or any Parity Lien Debt Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings”; or

(5)	restrict or prevent any holder of notes or other Parity Lien Debt Obligations, the collateral trustee or any Parity Lien Debt Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “—Collateral Trust Agreement—Restrictions on Enforcement of Parity Liens” or (b) “—Collateral Trust Agreement—Insolvency or Liquidation Proceedings.”

Compliance with Trust Indenture Act

The indenture provides that Carmike will comply with the provisions of TIA §314.

To the extent applicable, Carmike will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Carmike except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, Carmike will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of releases of Collateral.

Further Assurances; Insurance

The indenture and the security documents provide that Carmike and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become, or are required by any Secured Debt Document to become, Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

Carmike and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

Carmike and the other Pledgors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)	obtain title insurance on all owned real property Collateral insuring the collateral trustee’s Lien on that property, subject only to Permitted Liens and other exceptions to title approved by the collateral trustee (except that title insurance not otherwise required to be obtained pursuant to the indenture need only be obtained on any particular parcel of real property below a certain threshold value if and to the extent title insurance is obtained in respect of Priority Liens on that property); and

(5)	maintain such other insurance as may be required by the security documents.

Upon the request of the collateral trustee, Carmike and the other Pledgors will furnish to the collateral trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of Carmike and the other Pledgors and the collateral trustee will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of Carmike and the other Pledgors.

Optional Redemption

At any time prior to May 15, 2015, Carmike may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.375% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), in an amount not to exceed the net proceeds from an Equity Offering by Carmike; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Carmike and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to May 15, 2015, Carmike may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes will not be redeemable at Carmike’s option prior to May 15, 2015.

On or after May 15, 2015, Carmike may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	105.5313%
2016	103.6875%
2017	101.8438%
2018 and thereafter	100.0000%

Unless Carmike defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Carmike is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Carmike to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Carmike will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Carmike will send a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. Carmike will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Carmike will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Carmike will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit or cause to be deposited with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Carmike.

The paying agent will promptly pay to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Carmike will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Carmike to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Carmike repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Carmike will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Carmike and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Carmike and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Carmike to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Carmike and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Carmike will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Carmike (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Carmike or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Carmike’s most recent consolidated balance sheet, of Carmike or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases Carmike or such Restricted Subsidiary from, or indemnifies Carmike or such Restricted Subsidiary against, further liability;

(b)	any securities, notes or other obligations received by Carmike or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Carmike or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant; and

(d)	any Designated Non-cash Consideration received by Carmike or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Carmike (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Priority Lien Debt and, if the Priority Lien Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay Parity Lien Debt other than the notes and, if the Parity Lien Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that a pro rata amount is applied to repay the notes or offer to repay the notes pursuant to the provisions described above under the caption “Optional Redemption” or the Asset Sale Offer provisions below;

(3)	to acquire (including by way of a stock purchase, asset purchase, merger, consolidation or otherwise) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Carmike; provided that to the extent the applicable Asset Sale constitutes a disposition of Collateral, the assets acquired must constitute Collateral and/or such Permitted Business must be or become a Guarantor;

(4)	to make a capital expenditure; provided that to the extent the applicable Asset Sale constitutes a disposition of Collateral, such capital expenditure must be or be made with respect to assets that constitute Collateral;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that to the extent the applicable Asset Sale constitutes a disposition of Collateral, such assets must constitute Collateral; or

(6)	any combination of the foregoing clauses (1)-(5),

provided that Carmike will be deemed to have complied with the provisions described in clauses (3), (4) or (5) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, Carmike or a Restricted Subsidiary has entered into (and not terminated, abandoned or rejected) a binding agreement to apply Net Proceeds in compliance with the provisions described in clauses (3), (4) or (5) of this paragraph, and that such Net Proceeds are so applied within 180 days after the end of such 365-day period.

Pending the final application of any Net Proceeds, Carmike (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant, or that Carmike designates as such pursuant to an officer’s certificate delivered to the trustee, will constitute “Excess Proceeds” as of the date of such designation or the expiration of the applicable time period for such application or investment of the Net Proceeds as provided in the second paragraph under the caption “—Asset Sales.” If at any time the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereof, Carmike will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other Parity Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Carmike may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Parity Lien Debt tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Parity Lien Debt to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Carmike so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Carmike will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, Carmike will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Carmike to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Carmike. In the event a Change of Control or Asset Sale occurs at a time when Carmike is prohibited from purchasing notes, Carmike could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Carmike does not obtain a consent or repay those borrowings, Carmike will remain prohibited from purchasing notes. In that case, Carmike’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other indebtedness. Finally, Carmike’s ability to pay cash to the holders of notes upon a repurchase may be limited by Carmike’s then existing financial resources. See “Risk Factors—We may not be able to repurchase the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry Settlement and Clearance” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate or in accordance with the customary procedures of The Depository Trust Company or any successor depository) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Carmike’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Carmike or any of its Restricted Subsidiaries) or to the direct or indirect holders of Carmike’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Carmike and other than dividends or distributions payable to Carmike or a Restricted Subsidiary of Carmike);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Carmike) any Equity Interests of Carmike or any direct or indirect parent of Carmike;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Carmike or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Carmike and any of its Restricted Subsidiaries), other than (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, redemption or other acquisition of any such subordinated Indebtedness in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the purchase, redemption or other acquisition; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Carmike would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Carmike and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2)-(13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	(i) Consolidated EBITDA of Carmike minus (ii) 1.7 times Fixed Charges of Carmike, for the period (taken as one accounting period) from January 1, 2012 to the end of Carmike’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(2)	100% of the aggregate net cash proceeds and the Fair Market Value of assets other than cash received by Carmike since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Carmike or from the issue or sale of convertible or exchangeable Disqualified Stock of Carmike or convertible or exchangeable debt securities of Carmike, in each case that have been converted into or exchanged for Qualifying Equity Interests of Carmike (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Carmike); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Carmike, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)	to the extent that any Unrestricted Subsidiary of Carmike designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Carmike’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)	100% of any dividends received in cash by Carmike or a Restricted Subsidiary of Carmike that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Carmike, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Carmike for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Carmike) of, Equity Interests of Carmike (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Carmike; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Carmike to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to Carmike or a Restricted Subsidiary;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Carmike or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Carmike or any Restricted Subsidiary of Carmike held by any then-current or former officer, director, employee or consultant of Carmike or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreement, severance agreement, stock option plan, other benefit plan or similar agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year (with up to $5.0 million of any unused amounts in a calendar year being carried over to the next succeeding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Qualifying Equity Interests of Carmike and, to the extent contributed to Carmike as common equity capital, the cash proceeds from the sale of Qualifying Equity Interests of any of Carmike’s direct or indirect parent companies, in each case to officers, directors, employees or consultants of Carmike, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (c) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Carmike or its Restricted Subsidiaries after the date of the indenture; and

in addition, cancellation of Indebtedness owing to Carmike from any then-current or former officer, director, employee or consultant (or any permitted transferees thereof) of Carmike or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Carmike from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

(6)	the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options or (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award or the vesting of such grant or award;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Carmike or any preferred stock of any Restricted Subsidiary of Carmike issued on or after the date of the indenture in accordance with the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” to the extent such dividends are included in the definition of “Fixed Charges”;

(8)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends on Carmike’s common Equity Interests in an amount in any calendar year not in excess of 6.0% of the Net Cash Proceeds received by Carmike in the Equity Offering of 4,600,000 shares of its common stock, par value $0.03 per share, consummated on April 11, 2012;

(9)	payments of cash, dividends, distributions, advances or other Restricted Payments by Carmike or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or other securities convertible into or exchangeable for Capital Stock of any such Person;

(10)	the repurchase, redemption or other acquisition or retirement for value pursuant to provisions substantially similar to those described under “Repurchase at the Option of the Holders—Change of Control” or “Repurchase at the Option of Holders—Asset Sales” of any Indebtedness that is contractually subordinated in right of payment to the notes; provided that Carmike shall have a made a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the notes on the terms provided in the indenture applicable to a Change of Control Offer or Asset Sale Offer, respectively, and all notes validly tendered by holders of the notes in such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(11)	payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of Carmike;

(12)	the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Capital Stock of Carmike pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of Carmike); and

(13)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Carmike or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Carmike whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Carmike will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Carmike may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Carmike’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, and the net proceeds therefrom applied, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the following:

(1)	the incurrence by Carmike or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Carmike and its Restricted Subsidiaries thereunder) not to exceed (a) the greater of (i) $25.0 million and (ii) 7.5% of Consolidated Net Tangible Assets, less (b) the aggregate amount of all Net Proceeds of Asset Sales applied by Carmike or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to clause (1) of the second paragraph of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by Carmike and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Carmike and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees;

(4)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, Financing Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Carmike or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed 7.5% of Consolidated Net Tangible Assets of Carmike (measured as of the date of the applicable incurrence) at any time outstanding;

(5)	the incurrence by Carmike or any of its Restricted Subsidiaries of Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount not to exceed the greater of (a) $25.0 million and (b) the minimum amount that would cause the Consolidated Secured Leverage Ratio of Carmike to be greater than 4.75 to 1.00 as of the date of such Sale/Leaseback Transaction; provided, however, that in no event will the aggregate principal amount of Attributable Debt in respect of Sale/Leaseback Transactions outstanding pursuant to this clause (5), as of the date of any Sale/Leaseback Transaction entered into pursuant to this clause (5), exceed $75.0 million;

(6)	the incurrence by Carmike or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (6), (13) or (20) of this paragraph;

(7)	the incurrence by Carmike or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Carmike and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Carmike or any Guarantor is the obligor on such Indebtedness and the payee is not Carmike or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Carmike, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Carmike or a Restricted Subsidiary of Carmike and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Carmike or a Restricted Subsidiary of Carmike, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Carmike or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of Carmike’s Restricted Subsidiaries to Carmike or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Carmike or a Restricted Subsidiary of Carmike; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Carmike or a Restricted Subsidiary of Carmike,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by Carmike or any of its Restricted Subsidiaries of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(10)	the guarantee by Carmike or any of the Guarantors of Indebtedness of Carmike or a Restricted Subsidiary of Carmike to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety, statutory or appeal bonds in the ordinary course of business;

(12)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13)	the incurrence by Carmike or any of its Restricted Subsidiaries of Acquired Debt (other than Acquired Debt incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions which results in the incurrence by Carmike or a Restricted Subsidiary of Acquired Debt); provided that on the date of such incurrence of Acquired Debt and after giving pro forma effect thereto, either (a) Carmike would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio for Carmike would be equal to or greater than the Fixed Charge Coverage Ratio for Carmike immediately prior to such transaction or series of transactions);

(14)

the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks and financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Carmike and its Restricted Subsidiaries;

(15)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(16)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness representing deferred compensation to employees of Carmike and its Restricted Subsidiaries incurred in the ordinary course of business;

(17)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, incurred in the ordinary course of business;

(18)	the incurrence by Carmike or any of its Restricted Subsidiaries of Guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates of Carmike or any of its Restricted Subsidiaries;

(19)	the incurrence by Carmike or any of its Restricted Subsidiaries of Indebtedness Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the notes; and

(20)	the incurrence by Carmike or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed the greater of (a) $25.0 million and (b) 7.5% of Consolidated Net Tangible Assets (determined as of the date of the applicable incurrence pursuant to this clause (20)),

(the items of Indebtedness and, in the case of clause (8), preferred stock, specified in clauses (1)-(20) above are collectively referred to as “Permitted Debt”).

Carmike will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Carmike or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Carmike solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Carmike will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities (other than the notes and the Note Guarantees) outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Carmike as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Carmike or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Carmike or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Carmike or any of its Restricted Subsidiaries;

(2)	make loans or advances to Carmike or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Carmike or any of its Restricted Subsidiaries.

However,	the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees, and the security documents;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)

any instrument governing Indebtedness or Capital Stock of a Person acquired by Carmike or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, supplements, refundings, replacement or refinancings of those agreements;

provided that the encumbrances or restrictions contained in any such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements; provided further that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets thereof that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, licenses, sublicenses, subleases, leases and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; and

(14)	contracts for sales of assets permitted by the provisions described under the caption above entitled “—Repurchase at the Option of Holders—Assets Sales” with respect to the assets to be sold pursuant to such contracts.

Merger, Consolidation or Sale of Assets

Carmike will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Carmike is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Carmike and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Carmike is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Carmike) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Carmike) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Carmike under the notes, the indenture, the registration rights agreement and the security documents;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Carmike or the Person formed by or surviving any such consolidation or merger (if other than Carmike), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio not less than the actual Fixed Charge Coverage Ratio for Carmike for such four-quarter period.

In addition, Carmike will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Carmike and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of Carmike (a) with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporating Carmike in another jurisdiction.

Transactions with Affiliates

Carmike will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Carmike (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable, taken as a whole, to Carmike or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Carmike or such Restricted Subsidiary with an unrelated Person; and

(2)	Carmike delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Carmike set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Carmike; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Carmike or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or compensation agreement or arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Carmike or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Carmike and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Carmike) that is an Affiliate of Carmike solely because Carmike owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Carmike or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Carmike to Affiliates of Carmike;

(6)	Permitted Investments or Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(8)	Payments to an Affiliate in respect of Capital Stock or the notes or any other Indebtedness of the Issuer or any Restricted Subsidiary on the same basis (or a less favorable basis) as concurrent payments made or offered to be made in respect thereof to non-Affiliates.

Business Activities

Carmike will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Carmike and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If, after the date of the indenture, (i) Carmike or any of its Restricted Subsidiaries acquires or creates another Wholly-Owned Domestic Subsidiary or (ii) Carmike or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that guarantees the Credit Agreement, then that newly acquired or created Wholly-Owned Domestic Subsidiary or Restricted Subsidiary that guarantees the Credit Agreement, as the case may be, will become a Guarantor and execute a supplemental indenture and deliver an officer’s certificate and an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created; provided that any Wholly-Owned Domestic Subsidiary that constitutes an Immaterial Subsidiary and does not guarantee the Credit Agreement need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary or until such time as it guarantees the Credit Agreement.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Carmike may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Carmike and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Carmike. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Carmike may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Carmike as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Carmike as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Carmike will be in default of such covenant. The Board of Directors of Carmike may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Carmike; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Carmike of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Carmike will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction, unless:

(1)	Carmike or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)	the transfer of assets in that Sale/Leaseback Transaction is permitted by, and Carmike applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Carmike will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, any payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Note Guarantees in connection with an exchange offer, the Issuer and any of its Restricted Subsidiaries may exclude (i) Holders or beneficial owners of the notes that are not “qualified institutional buyers” as defined in Rule 144A under the Securities Act, “non-U.S. Persons” as defined in Regulation S under the Securities Act, or institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act and (ii) Holders or beneficial owners of the notes in any jurisdiction (other than the United States) where the inclusion of such Holders or beneficial owners would require the Issuer or any such Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer in its sole discretion.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Carmike will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Carmike were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the financial statements included in the annual report only, a report thereon by Carmike’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Carmike were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Carmike will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Carmike is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Carmike will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such filings. Carmike will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Carmike’s filings for any reason, Carmike will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Carmike were required to file those reports with the SEC.

If Carmike has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Carmike and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Carmike.

In addition, Carmike and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Carmike will be deemed to have provided such information to the holders, securities analysts and prospective investors if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available. The trustee will not be under any obligation to determine whether such reports have been filed.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, Carmike shall be deemed to have satisfied its obligations with respect thereto at such time and any default with respect thereto shall be deemed to have been cured, unless the holders of at least 25% in principal amount of the then total outstanding notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Carmike or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Carmike or any of its Restricted Subsidiaries for 60 days (or, in the case of the covenant described under the caption “—Reports”, 90 days) after notice to Carmike by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture or the security documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than the notes) by Carmike or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Carmike or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Carmike or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)	the occurrence of any of the following:

(a)	except as permitted by the indenture, any security document ceases for any reason to be fully enforceable; provided that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $5.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Liens;

(b)	except as permitted by the indenture, any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $5.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Liens; or

(c)	Carmike or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Carmike or any other Pledgor set forth in or arising under any security document;

provided, however, that if a failure of the sort described in clauses (7)(a) or (7)(b) is susceptible of cure, no Event of Default shall arise under this clause (7) with respect thereto until 30 days after notice of such failure to Carmike by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(8)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Carmike or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Carmike, any Restricted Subsidiary of Carmike that is a Significant Subsidiary or any group of Restricted Subsidiaries of Carmike that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of at least 25% in aggregate principal amount of the then outstanding notes may, or the trustee at the request of such holders shall, declare all the notes to be due and payable immediately, except that no such declaration may be made in respect of a Payment Default after such Payment Default is cured or waived.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of the acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) above have rescinded the declaration of acceleration in respect of such Indebtedness within 60 days of the date of such declaration and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes.

Carmike is required to deliver to the trustee annually a statement regarding compliance with the indenture. Within five business days of becoming aware of any Default or Event of Default, Carmike is required to deliver to the trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the five business day period.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Carmike or any Guarantor, as such, will have any liability for any obligations of Carmike or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Carmike may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Carmike’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Carmike’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Carmike may, at its option and at any time, elect to have the obligations of Carmike and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Carmike must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Carmike must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Carmike must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Carmike has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Carmike must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Carmike or any of the Guarantors is a party or by which Carmike or any of the Guarantors is bound;

(6)	Carmike must deliver to the trustee an officers’ certificate stating that the deposit was not made by Carmike with the intent of preferring the holders of notes over the other creditors of Carmike with the intent of defeating, hindering, delaying or defrauding any creditors of Carmike or others; and

(7)	Carmike must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	reduce the redemption price or premium payable upon the redemption of any note or change the time at which any note may be redeemed; or

(10)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Carmike, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Carmike’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Carmike’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(6)	to conform the text of the indenture, the notes, the Note Guarantees or the security documents to any provision of the Description of Notes section of the Offering Memorandum to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees or the security documents, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to enter into additional or supplemental security documents;

(8)	to release Collateral in accordance with the terms of the indenture and the Collateral Documents;

(9)	to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the indenture or any of the security documents;

(10)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(11)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Carmike, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements compliant with the indenture for the giving of notice of redemption by the Trustee in the name, and at the expense, of Carmike, and Carmike or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium, if any, on, interest on and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Carmike or any Guarantor is a party or by which Carmike or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Carmike or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Carmike has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Carmike must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the notes, as provided under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of Carmike or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act	of Required Secured Parties” means, as to any matter at any time:

(1)	prior to the Discharge of Priority Lien Debt Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of, either the holders of, or the Priority Lien Debt Representatives representing the holders of, in each case, more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; provided, however, that if at any time prior to the Discharge of Priority Lien Debt Obligations the only remaining Priority Lien Debt Obligations are Hedging Obligations, then the term “Act of Required Secured Parties” will mean the holders of a majority of the aggregate “settlement amount” (or similar term) as defined in the Hedge Agreements (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount, if any, then due and payable by Carmike or any other grantor (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements; provided further, that any Hedge Agreement with a “settlement amount” (or similar term) or termination payment that is a negative number shall be disregarded for purposes of all calculations required by the term “Act of Required Secured Parties; and

(2)	at any time after the Discharge of Priority Lien Debt Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of either the holders of, or the Parity Lien Debt Representatives representing the holders of, in each case, Parity Lien Debt representing the Required Parity Lien Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Carmike or any Affiliate of Carmike will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Securities” means all “securities” of any of the issuer’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act and any successor rule) including any securities described above under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Affiliate Securities.”

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at May 15, 2015, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through May 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights by Carmike or any of Carmike’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Carmike and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Carmike’s Restricted Subsidiaries or the sale by Carmike or any of Carmike’s Restricted Subsidiaries of Equity Interests in any of Carmike’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2)	a transfer of assets between or among Carmike and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Carmike to Carmike or to a Restricted Subsidiary of Carmike;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition in the ordinary course of business of assets that are damaged, worn-out, obsolete or otherwise unsuitable or unnecessary for use in connection with Carmike’s business (including (a) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Carmike, no longer economically practicable to maintain or useful in the conduct of the business of Carmike and its Restricted Subsidiaries taken as whole, (b) dispositions of fixtures, equipment and inventory in connection with a theatre closing and (c) any sale or disposition of assets in connection with scheduled maintenance and equipment and facility updates);

(5)	licenses and sublicenses by Carmike or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	sales of assets received by Carmike or any Restricted Subsidiary upon the foreclosure on a Lien;

(11)	the issuance of preferred stock of a Restricted Subsidiary in compliance with the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(13)	foreclosures on assets of Carmike and its Restricted Subsidiaries to the extent it would not otherwise result in a Default or Event of Default;

(14)	sales, transfers and other dispositions of Investments in Unrestricted Subsidiaries;

(15)	sales, transfers and other dispositions of the Screenvision Units; and

(16)

any lease, sale, transfer or other disposition by Carmike or any of its Restricted Subsidiaries of a theatre acquired after the date of the indenture (whether through, merger, consolidation, asset purchase or otherwise) in one or a series of related transactions; provided that (a) the lease, sale, transfer or other disposition of such theatre occurs within twelve months of its acquisition by Carmike or such Restricted Subsidiary, (b) the Net Proceeds of such lease, sale, transfer or other disposition does not exceed 15% of the Fair Market Value of the aggregate consideration paid for such theatre and all other theatres acquired in the same transaction or series of related transactions and (c) any Net Proceeds of such lease, sale, transfer or other disposition that are not applied in accordance with the second paragraph of the covenant described under the caption “—Asset Sales” within the time period provided therein will be deemed to constitute “Excess Proceeds.”

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of Carmike or any Guarantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person, in each case which are designated by Borrower to the collateral trustee and each Priority Lien Debt Representative as Bank Product Obligations by written notice in accordance with the applicable provisions of the collateral trust agreement.

“Bank Product Provider” means any Person to whom Bank Product Obligations are owing.

“Beneficial Owner ” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year from the date of acquisition, and having, at the time of acquisition, a credit rating of at least “A-1” from S&P or at least “P-1” from Moody’s;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the properties or assets of Carmike and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Carmike;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) other than a Permitted Strategic Acquisition, the result of which is that any Person (including any “person” (as defined above)), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Carmike, measured by voting power rather than number of shares; provided that any holding company that conducts no material activities other than holding Capital Stock of Carmike or any direct or indirect parent of Carmike and has no other material assets or liabilities other than such Capital Stock will not itself be considered a “person” for purposes of this clause (3); or

(4)	the first day on which a majority of the members of the Board of Directors of Carmike are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Class” means (1) in the case of Parity Lien Debt Obligations, every Series of Parity Lien Debt and all other Parity Lien Debt Obligations, taken together, and (2) in the case of Priority Lien Debt Obligations, every Series of Priority Lien Debt and all other Priority Lien Debt Obligations, taken together.

“Collateral” means all properties and assets at any time owned or acquired by Carmike or any of the other Pledgors, except:

(1)	Excluded Assets;

(2)	any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption “—Collateral Trust Agreement—Release of Liens on Collateral;” and

(3)	any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Collateral Trust Agreement—Release of Liens in Respect of Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of Carmike or any other Pledgor, such assets or properties will cease to be excluded from the Collateral if Carmike or any other Pledgor thereafter acquires or reacquires such assets or properties.

“collateral trustee” means Wells Fargo Bank, National Association, in its capacity as collateral trustee under the collateral trust agreement, together with its successors in such capacity.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits or capital of such Person and its Restricted Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, in each case to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)	the amount of any costs incurred in connection with the integration of an acquisition, to the extent deducted in computing Consolidated Net Income; plus

(6)	non-recurring items or unusual charges or expenses, executive recruitment, severance, relocation costs or expense, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, and costs related to the closure and/or consolidation of facilities, or any other costs incurred in connection with any of the foregoing, to the extent deducted in computing Consolidated Net Income; plus

(7)	any net after-tax losses attributable to the early extinguishment or conversion of Indebtedness, to the extent deducted in computing Consolidated Net Income; plus

(8)	the amount of any net income (loss) attributable to non-controlling interests deducted in computing Consolidated Net Income; plus

(9)	charges for the write-off of unamortized debt costs, to the extent deducted in computing Consolidated Net Income; plus

(10)

any fees, expenses, prepayment premiums or charges in such period related to any acquisition, disposition, Investment, repayment of Indebtedness, issuance of Capital Stock, financing, recapitalization or the incurrence of Indebtedness permitted to be incurred by the indenture, in each case other than in the ordinary course of business, including such fees, expenses, prepayment premiums or charges related to the transactions contemplated by the Offering Memorandum, to the extent deducted in computing Consolidated Net Income; plus

(11)	pre-opening expenses and theatre closing expenses to the extent such expenses were deducted in computing Consolidated Net Income; plus

(12)	depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing Consolidated Net Income; plus

(13)	deferred lease expenses, to the extent deducted in computing Consolidated Net Income, plus

(14)	any net loss from disposed or discontinued operations, to the extent deducted in computing Consolidated Net Income; plus

(15)	any other non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(16)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(17)	any net income from disposed or discontinued operations to the extent that such net income was taken into account in computing such Consolidated Net Income, minus

(18)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Carmike will be added to Consolidated Net Income to compute Consolidated EBITDA of Carmike only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Carmike by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated First Lien Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the aggregate principal amount of Priority Lien Debt, Capital Lease Obligations, Financing Obligations and Attributable Debt of such Person outstanding as of such date less the amount of unrestricted cash and Cash Equivalents set forth on the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, after giving effect to such pro forma adjustments as are consistent with the provisions relating to pro forma calculations contained in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1)(i) of the first paragraph of the “Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, (a) the total assets of such Person and its Subsidiaries as of the most recent date for which internal financial statements are available, minus (b) all current liabilities of such Person and its Subsidiaries reflected on the balance sheet of such financial statements (other than the current portion of long-term debt) minus (c) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, in each case as determined on a consolidated basis in accordance with GAAP, and giving effect to any asset acquisition or disposition (whether through merger, consolidation, stock purchase, asset sale or otherwise) occurring after the date of such financial statements through and including the date of determination of Consolidation Net Tangible Assets.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the consolidated total Indebtedness of such Person outstanding as of such date that is secured by a Lien (including, for avoidance of doubt, Capital Lease Obligations, Financing Obligations and Attributable Debt) less the amount of unrestricted cash and Cash Equivalents set forth on the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, after giving effect to such pro forma adjustments as are consistent with the provisions relating to pro forma calculations contained in the definition of Fixed Charge Coverage Ratio.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Carmike who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain senior secured revolving credit facility, dated April 27, 2012, by and among Carmike, the Guarantors and the lending institutions party thereto, providing for up to $25.0 million of revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity, for so long as such Person remains a Priority Lien Debt Representative.

“Credit Facilities” means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values designed to protect Carmike or any of its Restricted Subsidiaries against fluctuations in currency values and not entered into for speculative purposes.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the non-cash consideration received by Carmike or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate setting forth the basis for determining the Fair Market Value of such consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Discharge of Priority Lien Debt Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	with respect to each Series of Priority Lien Debt, either (x) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt of such Series (other than any undrawn letters of credit) or (y) there has been a legal defeasance, covenant defeasance or satisfaction and discharge pursuant to the terms of the applicable Secured Debt Documents for such Series of Secured Debt;

(3)	with respect to any undrawn letters of credit constituting Priority Lien Debt, either (x) discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Debt Document) of all outstanding letters of credit constituting Priority Lien Debt or (y) the issuer of each such letter of credit has notified the collateral trustee in writing that alternative arrangements satisfactory to such issuer and to the holders of the related Series of Secured Debt that has reimbursement obligations with respect thereto have been made; and

(4)	payment in full in cash of all other Priority Lien Debt Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

provided that, if, at any time after the Discharge of Priority Lien Debt Obligations has occurred, Carmike enters into any Priority Lien Debt Document evidencing Priority Lien Debt which incurrence is not prohibited by any applicable Secured Debt Document, then such Discharge of Priority Lien Debt Obligations shall automatically be deemed not to have occurred for all purposes of the collateral trust agreement with respect to such new Priority Lien Debt (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Debt Obligations), and, from and after the date on which Carmike designates such Indebtedness as Priority Lien Debt in accordance with the applicable provisions of the collateral trust agreement, the obligations under such Priority Lien Debt Document shall automatically and without any further action be treated as Priority Lien Debt Obligations for all purposes of the collateral trust agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the collateral trust agreement and any Parity Lien Debt Obligations shall be deemed to have been at all times Parity Lien Debt Obligations and at no time Priority Lien Debt Obligations.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Carmike to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Carmike may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Carmike and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Carmike that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Carmike.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Carmike by Carmike (other than Disqualified Stock and other than to a Subsidiary of Carmike) or (2) of Equity Interests of a direct or indirect parent entity of Carmike (other than to Carmike or a Subsidiary of Carmike) to the extent that the net proceeds therefrom are contributed to the common equity capital of Carmike.

“Excluded Assets” has the meaning set forth above under the caption “—Collateral.”

“Existing Indebtedness” means all Indebtedness of Carmike and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Carmike (unless otherwise provided in the indenture). For avoidance of doubt, the public offering price of Equity Interests of any Person sold in a bona fide public offering will be deemed to be the Fair Market Value of such Equity Interests in respect of such sale (notwithstanding that such Equity Interests may be sold at a discount to their current trading price, or may subsequently trade at a higher price).

“Financing Obligations” means all obligations of Carmike and its Subsidiaries of the type described as “financing obligations” in the audited consolidated financial statements of Carmike for the fiscal year ended December 31, 2011.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	Consolidated EBITDA shall include the effects of incremental contributions Carmike reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an officers’ certificate delivered to the trustee at the time of any calculation of the Fixed Charge Coverage Ratio;

(5)	Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(6)	all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated EBITDA;

(7)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(8)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(9)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months); and

(10)	all pro forma calculations will be made in accordance with Regulation S-X under the Securities Act, except that such calculations may include Pro Forma Cost Savings.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations), the interest component of any deferred payment obligations or Financing Obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, excluding (a) accretion or accrual of discounted liabilities not constituting Indebtedness, (b) any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with an acquisition, (c) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (d) any expensing of bridge, commitment and other financing fees and (e) with respect to any incurrence of Indebtedness, accretion or accrual of non-cash interest expense in respect of up to 2% of the original issue discount, if any, on such Indebtedness; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest actually paid by Carmike or a Restricted Subsidiary on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on such Disqualified Stock or preferred stock payable solely in Equity Interests of Carmike (other than Disqualified Stock) or to Carmike or a Restricted Subsidiary of Carmike, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; minus

(5)	to the extent included in the consolidated interest expense of such Person and its Restricted Subsidiaries, non-cash interest expense in respect of Financing Obligations outstanding on the date of the indenture, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Carmike that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of Carmike that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedge Agreement” means an Interest Rate Agreement or Currency Agreement; provided that the counterparty thereto has delivered a joinder to the collateral trust agreement in the form required under the collateral trust agreement in respect thereof and the other requirements of the collateral trust agreement have been complied with. “Hedge Agreement” shall include both any Interest Rate Agreement or Currency Agreement constituting a “master agreement” and any related Swap Transaction; provided, however that such joinder to the collateral trust agreement referred to in this definition shall only be required once for each master agreement and shall not be required for each individual Swap Transaction thereunder.

“Hedge Provider” means the counterparty to Carmike or any Affiliate of Carmike under any Hedge Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	Interest Rate Agreements and other agreements or arrangements designed to manage interest rates or interest rate risk; and

(2)	Currency Agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000, in each case, determined on a consolidated basis in accordance with GAAP; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Carmike.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of Sale/Leaseback Transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed, except (a) any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors, incurred in the ordinary course of business and (b) obligations under earnout provisions in connection with the acquisition of assets or Capital Stock of another Person;

(8)	representing any Financing Obligations; or

(7)	representing any Hedging Obligations or Bank Product Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“insolvency or liquidation proceeding” means:

(1)

any case commenced by or against Carmike or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of Carmike or any other Pledgor, any receivership or assignment for the benefit of creditors relating to Carmike or any other Pledgor or any similar case or proceeding relative to Carmike or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to Carmike or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of Carmike or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Carmike or any of its Restricted Subsidiaries against fluctuations in interest rates and not entered into for speculative purposes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Carmike or any Restricted Subsidiary of Carmike sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Carmike such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Carmike, Carmike will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Carmike’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Carmike or any Restricted Subsidiary of Carmike of a Person that holds an Investment in a third Person will be deemed to be an Investment by Carmike or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1)	as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Debt Representative and each existing and future holder of Permitted Liens:

(a)	that all Parity Lien Debt Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Carmike or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Debt Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c)	consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents; and

(2)	as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Debt Representative and each existing and future holder of Permitted Liens:

(a)	that all Priority Lien Debt Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by Carmike or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Debt Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)	consenting to and directing the collateral trustee to perform its obligations under the collateral trust agreement and the other security documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Carmike or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP, and any portion of the purchase price from an Asset Sale required to be placed in escrow for adjustment of the purchase price, satisfaction of indemnities or similar contractual obligations in connection with such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Carmike nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Carmike or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Documents” means the indenture, the notes and the security documents.

“Note Guarantee” means the Guarantee by each Guarantor of Carmike’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Company, dated April 20, 2012.

“Parity Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of Carmike or any other Pledgor to secure Parity Lien Debt Obligations.

“Parity Lien Debt” means:

(1) the notes; and

(2) any other Indebtedness of Carmike (including additional notes), other than Hedging Obligations or Bank Product Obligations, that is secured by a Parity Lien and that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that in the case of any Indebtedness referred to in this clause (2):

(a)	on or before the date on which such Indebtedness is incurred by Carmike, such Indebtedness is designated by Carmike, in an officers’ certificate delivered to each Secured Debt Representative and the collateral trustee, as “Parity Lien Debt” for the purposes of the indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Carmike delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Debt Cap” means an aggregate principal amount of Parity Lien Debt not to exceed, as of the applicable date of incurrence, the minimum amount that would cause the Consolidated Secured Leverage Ratio of Carmike to be greater than 4.75 to 1.00 as of such date.

“Parity Lien Debt Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents (other than any security documents that do not secure Parity Lien Debt Obligations).

“Parity Lien Debt Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Lien Debt Representative” means:

(1)	in the case of the notes, the trustee; or

(2)	in the case of any other Series of Parity Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, the business in which Carmike and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in Carmike or in a Restricted Subsidiary of Carmike;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Carmike or any Restricted Subsidiary of Carmike in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Carmike; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Carmike or a Restricted Subsidiary of Carmike;

(4)	any Investment made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Carmike;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Carmike or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Carmike or any Restricted Subsidiary of Carmike in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by Carmike or any Restricted Subsidiary of Carmike of another Person, including by way of a merger, amalgamation or consolidation with or into Carmike or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	advances or extensions of credit on terms customary in the movie exhibition industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, in the ordinary course of business;

(14)	advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(15)

Investments in one or more joint ventures engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the amount by which the aggregate net proceeds of any sales, transfers or other dispositions of the Screenvision Units exceeds the carrying value of the Screenvision Units as reflected on Carmike’s balance sheet as of December 31, 2011; and

(16)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Priority Liens securing (a) Priority Lien Debt incurred pursuant to clause (1) of the definition of Permitted Debt, (b) additional Priority Lien Debt in an aggregate amount not to exceed, as of the date of incurrence and after giving pro forma effect to the application of the net proceeds therefrom, the Priority Lien Debt Cap, (c) Permitted Refinancing Indebtedness in respect of Priority Lien Debt secured by a Priority Lien originally incurred pursuant to clause (b) or this clause (c), and (d) all related Priority Lien Debt Obligations with respect to Priority Lien Debt described in clauses (a), (b) or (c);

(2)	Parity Liens securing (a) the notes and the Note Guarantees thereof, (b) additional Parity Lien Debt in an aggregate amount not to exceed, as of the date of incurrence and after giving pro forma effect to the application of the net proceeds therefrom, the Parity Lien Debt Cap, (c) Permitted Refinancing Indebtedness in respect of Parity Lien Debt secured by a Parity Lien originally incurred pursuant to clause (b) or this clause (c), and (d) all related Parity Lien Debt Obligations with respect to Parity Lien Debt described in clauses (a), (b) or (c);

(3)	Liens in favor of Carmike or the Guarantors;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Carmike or is merged with or into or consolidated with Carmike or any Restricted Subsidiary of Carmike; provided that such Liens were not incurred in contemplation of such Person becoming a Restricted Subsidiary of Carmike or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Carmike or is merged with or into or consolidated with Carmike or any Restricted Subsidiary of Carmike;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Carmike or any Subsidiary of Carmike; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens to secure Attributable Debt permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets subject to the applicable Sale/Leaseback Transaction;

(9)	Liens existing on the date of the indenture (other than Liens securing the notes, the Note Guarantees and the Credit Agreement);

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)	Liens (other than Priority Liens or Parity Liens) to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	the rights of film distributors under film licensing contracts entered into by Carmike or any Restricted Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(21)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(22)	Liens (including Liens with respect to Financing Obligations) incurred in the ordinary course of business of Carmike or any Restricted Subsidiary of Carmike with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Carmike or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Carmike or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than (a) the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) 90 days after the final maturity date of the notes;

(3)	the portion, if any, of such Permitted Refinancing Indebtedness that is scheduled to mature on or prior to the date 90 days after the final maturity date of the notes has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the Weighted Average Life to Maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged that is scheduled to mature on or prior to the date 90 days after the final maturity date of the notes;

(4)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(5)	such Indebtedness is incurred either by Carmike or by the Restricted Subsidiary of Carmike that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Strategic Acquisition” means any transaction, the result of which is that any Permitted Strategic Buyer or any direct or indirect Subsidiary of a Permitted Strategic Buyer becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Carmike, measured by voting power rather than number of shares; provided, however, a transaction will not constitute a Permitted Strategic Acquisition if (i) the Consolidated Secured Leverage Ratio of Carmike or the successor entity into which Carmike is merged or consolidated (and not, for avoidance of doubt, the Consolidated Secured Leverage Ratio of the Permitted Strategic Buyer unless it is the successor entity into which Carmike is merged or consolidated) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, determined on a pro forma basis giving effect to the consummation of such transaction (including the incurrence of any Indebtedness in connection with such transaction), would have been greater than the Consolidated Secured Leverage Ratio of Carmike immediately prior, and without giving pro forma effect, to the consummation of such transaction or (ii) such transaction results in a Ratings Event.

“Permitted Strategic Buyer” means any Person engaged in substantially the same businesses as the business in which Carmike and its Restricted Subsidiaries are engaged on the date of the indenture, so long as the consolidated total revenue of such Person for the 12-month period ending as of the most recent date for which internal financial statements for such Person are available is at least 200% of the consolidated total revenue of Carmike for the 12-month period ending as of the most recent date for which internal financial statements of Carmike are available, in each case as determined in accordance with GAAP.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgors” means Carmike, the Guarantors and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

“Priority Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of Carmike or any other Pledgor to secure Priority Lien Debt Obligations.

“Priority Lien Debt” means:

(1)

Indebtedness of Carmike under the Credit Agreement (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an officers’

certificate at the time of incurrence (or with respect to any revolving credit obligations, at the time of commitment) to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)	any other Indebtedness of Carmike (including, without limitation, additional borrowings under any other Credit Facility) that is secured by a Priority Lien and that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that in the case of any Indebtedness referred to in this clause (2):

(a)	on or before the date on which such Indebtedness is incurred by Carmike, such Indebtedness is designated by Carmike, in an officers’ certificate delivered to each Secured Debt Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Carmike delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

For the avoidance of doubt, Hedging Obligations and Bank Product Obligations do not constitute Priority Lien Debt but may constitute Priority Lien Debt Obligations.

“Priority Lien Debt Cap” means an aggregate principal amount of Priority Lien Debt not to exceed, as of the applicable date of incurrence, the minimum amount that would cause the Consolidated First Lien Leverage Ratio of Carmike to be greater than 2.00 to 1.00 as of such date.

“Priority Lien Debt Documents” means the Credit Agreement and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the security documents (other than any security documents that do not secure Priority Lien Debt Obligations).

“Priority Lien Debt Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, together with all Hedging Obligations and Bank Product Obligations governed by an agreement that includes a Lien Sharing and Priority Confirmation, and all guarantees of any of the foregoing.

“Priority Lien Debt Representative” means with respect to any Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the holders of such Series of Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses (in each case on a consolidated basis and determined in accordance with GAAP) that:

(1)	were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)

relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Carmike reasonably determines will actually be realized within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualifying Equity Interests” means Equity Interests of Carmike other than Disqualified Stock.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Carmike’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Carmike as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Event” means the occurrence of the following: the rating of the notes is reduced by one or both Rating Agencies on, or within 60 days after the earlier of, (i) the occurrence of a transaction described in clauses (i) or (ii) of the definition of “Permitted Strategic Acquisition” (a “Strategic Acquisition”) or (ii) public notice of the occurrence of a Strategic Acquisition or the intention by Carmike to effect a Strategic Acquisition (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions described above under the caption “—Collateral Trust Agreement—Voting.” For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Carmike or any Affiliate of Carmike will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to theatre properties whether now owned or hereafter acquired whereby Carmike or a Restricted Subsidiary transfers such theatre property to a Person (other than Carmike or any of its Subsidiaries) and Carmike or a Restricted Subsidiary leases it from such Person.

“Screenvision Units” means the Class A and Class C membership units of SV Holdco, LLC owned by Carmike as of the date of the indenture, and any additional membership units of SV Holdco, LLC issued to Carmike for no additional consideration, and any other Equity Interests into which such membership units are converted or exchanged.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Debt Documents and the Priority Lien Debt Documents.

“Secured Debt Representative” means each Parity Lien Debt Representative and each Priority Lien Debt Representative.

“Secured Obligations” means Parity Lien Debt Obligations and Priority Lien Debt Obligations.

“security documents” means the collateral trust agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by Carmike or any other Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Collateral Trust Agreement—Amendment of Security Documents.”

“series” means, with respect to any Parity Lien Debt or Priority Lien Debt, severally, each series of such Parity Lien Debt or Priority Lien Debt for which a single transfer register is maintained.

“Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Transactions” means any and all such transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Hedge Agreement.

“Theatre Completion” means any motion picture theatre or screen which was first opened for business by Carmike or a Restricted Subsidiary during any applicable period.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2015; provided, however, that if the period from the redemption date May 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Carmike that is designated by the Board of Directors of Carmike as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with

Carmike or any Restricted Subsidiary of Carmike unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Carmike or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Carmike;

(3)	is a Person with respect to which neither Carmike nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Carmike or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book—entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same—day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days of such notice; or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of certificated securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The following discussion is a summary of material U.S. Federal income tax consequences of the exchange offer to holders of old notes. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. Federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holder’s holding period for the new note will include the holder’s holding period for the old note exchanged therefor, and the holder’s basis in the new note will be the same as the holder’s basis in the old note immediately before the exchange.

Persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the U.S. Federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such new notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2012 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the related guarantees in connection with this offering will be passed upon for us by King & Spalding LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Carmike Cinemas, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2011;

(b) Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2012 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011);

(c) Quarterly Report on Form 10-Q for the three months ended March 31, 2012;

(d) Current Report on Form 8-K filed with the SEC on April 4, 2012;

(e) Current Report on Form 8-K filed with the SEC on April 11, 2012;

(f) Current Report on Form 8-K filed with the SEC on April 12, 2012;

(g) Current Report on Form 8-K filed with the SEC on April 23, 2012; and

(h) Current Report on Form 8-K filed with the SEC on April 30, 2012.

You may request a copy of these or other filings we make with the SEC at no cost, by writing to or telephoning us at the following address:

Carmike Cinemas, Inc.

Attention: Corporate Secretary

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available in the investor relations portion of our website at www.carmikeinvestors.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated by reference herein.

Offer to Exchange

Up to $210,000,000 aggregate principal amount

of our 7.375% Senior Secured Notes due 2019

and the guarantees thereof which have been registered

under the Securities Act of 1933, as amended,

for a like amount of our outstanding

7.375% Senior Secured Notes due 2019

and the guarantees thereof

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Carmike Cinemas, Inc.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, (the “DGCL”), our amended and restated certificate of incorporation contains a provision that eliminates the personal liability of our directors for monetary damages for any breach of fiduciary duty as a director. Such provision, however, does not eliminate a director’s liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (in respect of certain unlawful dividend payments or stock purchases or redemptions); or (iv) for a transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, our certificate of incorporation provides that we shall indemnify any and all persons whom we have the power to indemnify under the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for in the certificate of incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Further, our by-laws provide that we shall indemnify our officers and directors to the fullest extent permitted by the DGCL upon a determination by a majority of the board of directors, by independent legal counsel in a written opinion or by the stockholders that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and had no reasonable cause to believe his conduct was unlawful. Any expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

We may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to our employees and agents similar to those conferred to our directors and officers as described above.

We have entered into indemnity agreements with our directors and certain executive officers. The indemnity agreements provide a contractual right to indemnification to the indemnities for certain expenses incurred due to actions, suits or other proceedings brought against them in their capacity as directors, officers, employees or agents of us or any of our subsidiaries.

We have insurance policies providing for indemnification of officers and directors against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions, such as in the absence of fraud.

Other Registrants Incorporated in Delaware

The governing documents of each of the other registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the other registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the other registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,

(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Eastwynn Theatres, Inc.

Code of Alabama, 1975, Sections 10A-2-8.51 through 10A-2-8.56 give a corporation power to indemnify any person who was or is a party or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal because he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including counsel fees) incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The same Sections also give a corporation power to pay for or reimburse the reasonable expenses incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in connection with the defense or settlement of such action or suit if: (i) such person furnishes the corporation a written affirmation of good faith belief that he or she met the standard of conduct described in Code of Alabama § 10A-2-8.51; (ii) such person furnishes the corporation a written undertaking, executed personally or on the person’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, or is not otherwise entitled to indemnification under § 10A-2-8.51(d), unless indemnification is approved by the court under § 10A-2-8.54; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under such Sections. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person officer, director, employee or agent shall have not met the applicable standard of conduct, if such person shall have been adjudged to be liable to the corporation in connection with a proceeding by or in the right of the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, whether or not involving action in his or her official capacity, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Also, Sections 10A-2-8.52 and 10A-2-8.56 state that, to the extent that a director or officer of a corporation has been successful, on the merits or otherwise, in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, where he was a party because he or she is or was a director of the corporation, he shall be indemnified against reasonable expenses (including counsel fees) incurred in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

The Articles of Incorporation and Bylaws of Eastwynn Theatres, Inc. provide for indemnification of directors and officers to the fullest extent of Alabama law.

GKC Indiana Theatres, Inc.

The Indiana Business Corporation Law (“BCL”), empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify a director or officer of the corporation against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s Articles of Incorporation otherwise provide, a director or officer of the corporation may apply for indemnification to a court which may order indemnification upon a determination that the director or officer is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the requisite standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice, by a majority vote of all the voting shares then issued and outstanding. The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

The Articles of Incorporation and Bylaws of GKC Indiana Theatres, Inc. do not contain any provisions which limit or alter the indemnification provided for in the BCL.

Item 21. Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on May 10, 2012.

CARMIKE CINEMAS, INC.

By:	/s/ Richard B. Hare
Name:	Richard B. Hare
Title:	Senior Vice President—Finance, Treasurer
and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated above.

Signature	Title

/s/ S. David Passman III S. David Passman III	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard B. Hare Richard B. Hare	Senior Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Roland C. Smith	Chairman of the Board of Directors

/s/ Mark R. Bell Mark R. Bell	Director

Jeffrey W. Berkman	Director

/s/ James A. Fleming James A. Fleming	Director

Signature	Title

/s/ Alan J. Hirschfield Alan J. Hirschfield	Director

/s/ Fred W. Van Noy Fred W. Van Noy	Director

/s/ Patricia A. Wilson Patricia A. Wilson	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on May 10, 2012.

EASTWYNN THEATRES, INC.
GEORGE G. KERASOTES CORPORATION
GKC MICHIGAN THEATRES, INC.
GKC THEATRES, INC.

By:	/s/ Richard B. Hare
Name:	Richard B. Hare
Title:	Director, Senior Vice President—Finance, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated above.

Signature	Title

/s/ S. David Passman III S. David Passman III	Director, President, Chief Executive Officer (Principal Executive Officer)

/s/ Richard B. Hare Richard B. Hare	Director, Senior Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on May 10, 2012.

GKC INDIANA THEATRES, INC.

By:	/s/ Richard B. Hare
Name:	Richard B. Hare
Title:	Director, Senior Vice President—Finance, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated above.

Signature	Title

/s/ S. David Passman III	Director, President and Chief Executive Officer
S. David Passman III	(Principal Executive Officer)

/s/ Richard B. Hare	Director, Senior Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Richard B. Hare

/s/ Daniel E. Ellis	Director
Daniel E. Ellis

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on May 10, 2012.

MILITARY SERVICES, INC.

By:	/s/ Richard B. Hare
Name:	Richard B. Hare
Title:	Senior Vice President—Finance, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. David Passman III, Richard B. Hare and Daniel E. Ellis and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated above.

Signature	Title

/s/ Daniel E. Ellis	Director and President
Daniel E. Ellis	(Principal Executive Officer)

/s/ Richard B. Hare	Senior Vice President—Finance, Treasurer and
Richard B. Hare	Chief Financial Officer
(Principal Financial Officer
and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.

4.1	Indenture for 7.375% Senior Secured Notes due 2019, dated April 27, 2012, among Carmike Cinemas, Inc., the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (Filed as Exhibit 4.1 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

4.2	Form of 7.375% Senior Secured Note due 2019 (included in Exhibit 4.1).

4.3	Registration Rights Agreement for 7.375% Senior Secured Notes due 2019, dated April 27, 2012, among Carmike Cinemas, Inc., Macquarie Capital (USA) Inc. and Raymond James & Associates, Inc. (Filed as Exhibit 4.3 to Carmike’s Current Report on Form 8-K filed on April 30, 2012 and incorporated herein by reference).

5.1*	Opinion of King & Spalding LLP.

5.2*	Opinion of Barnes & Thornburg LLP.

5.3*	Opinion of Page, Scrantom, Sprouse, Tucker & Ford, P.C.

12.1*	Statement re: Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of King & Spalding LLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Barnes & Thornburg LLP (included as part of its opinion filed as Exhibit 5.2 hereto).

23.3*	Consent of Page, Scrantom, Sprouse, Tucker & Ford, P.C. (included as part of its opinion filed as Exhibit 5.3 hereto).

23.4*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on signature pages).

25.1*	Form T-1, Statement of Eligibility and Qualification of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

* Filed herewith.